Exhibit 10.2

Published CUSIP Number:

CREDIT AGREEMENT

Dated as of April 24, 2009

among

GOVERNMENT PROPERTIES INCOME TRUST, a Maryland real estate investment trust and the other Borrowing Base Entities (as defined herein)

collectively, as the Borrowers,

BANK OF AMERICA, N.A.,
as Administrative Agent, Swing Line Lender and
L/C Issuer, and

The Other Lenders Party Hereto

BANC OF AMERICA SECURITIES LLC

as Joint Lead Arranger and Joint Book Manager,

WELLS FARGO BANK, N.A.,

as Joint Lead Arranger, Joint Book Manager and Syndication Agent,

US BANK NATIONAL ASSOCIATION,

as Documentation Agent, and

ROYAL BANK OF CANADA,

 as Documentation Agent

5.12	ERISA Compliance.	67
5.13	Subsidiaries; Equity Interests; Borrowers.	68
5.14	Margin Regulations; Investment Company Act.	68
5.15	Disclosure.	68
5.16	Compliance with Laws.	69
5.17	Intellectual Property; Licenses, Etc.	69
5.18	Solvency.	69
5.19	Casualty, Etc.	69
5.20	Labor Matters.	69
5.21	Collateral Documents.	69
5.22	REIT Status.	69
5.23	Borrowing Base Properties.	70
ARTICLE VI AFFIRMATIVE COVENANTS		70
6.01	Financial Statements.	70
6.02	Certificates; Other Information.	71
6.03	Notices.	73
6.04	Payment of Obligations.	73
6.05	Preservation of Existence, Etc.	74
6.06	Maintenance of Properties.	74
6.07	Maintenance of Insurance.	74
6.08	Compliance with Laws.	74
6.09	Books and Records.	74
6.10	Inspection Rights.	75
6.11	Use of Proceeds.	75
6.12	Joinder of Additional Borrowers.	75
6.13	Compliance with Environmental Laws.	75
6.14	Further Assurances.	76
6.15	Compliance with Terms of Leaseholds; Approved Ground Lease Matters.	76
6.16	Lien Searches.	78
6.17	Material Contracts.	78
6.18	Collateral Matters.	78
6.19	Insurance.	79
6.20	Updated Appraisals.	81
ARTICLE VII NEGATIVE COVENANTS		82
7.01	Liens.	82
7.02	Indebtedness.	83
7.03	Investments.	83
7.04	Fundamental Changes.	84
7.05	Dispositions.	85
7.06	Restricted Payments.	85
7.07	Change in Nature of Business.	85
7.08	Transactions with Affiliates.	86
7.09	Burdensome Agreements.	86
7.10	Use of Proceeds.	86
7.11	Financial Covenants.	86
7.12	Amendments of Organization Documents.	87
7.13	Accounting Changes.	87
7.14	Ownership of Subsidiaries.	87
7.15	Leases.	87
7.16	Sale Leasebacks.	87
7.17	Intentionally Omitted.	87
7.18	Additional Borrowing Base Property Matters.	87
7.19	Insurance Proceeds and Condemnation Awards.	88
ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES		89
8.01	Events of Default.	89
8.02	Remedies upon Event of Default.	91

8.03	Application of Funds.	91
ARTICLE IX ADMINISTRATIVE AGENT		92
9.01	Appointment and Authority.	92
9.02	Rights as a Lender.	92
9.03	Exculpatory Provisions.	93
9.04	Reliance by Administrative Agent.	93
9.05	Delegation of Duties.	94
9.06	Resignation of Administrative Agent.	94
9.07	Non-Reliance on Administrative Agent and Other Lenders.	95
9.08	No Other Duties, Etc.	95
9.09	Administrative Agent May File Proofs of Claim.	95
9.10	Collateral and Guaranty Matters.	96
9.11	Secured Cash Management Agreements and Secured Hedge Agreements.	96
ARTICLE X MISCELLANENOUS		96
10.01	Amendments, Etc.	96
10.02	Notices; Effectiveness; Electronic Communications.	98
10.03	No Waiver; Cumulative Remedies; Enforcement.	99
10.04	Expenses; Indemnity; Damage Waiver.	100
10.05	Payments Set Aside.	101
10.06	Successors and Assigns.	101
10.07	Treatment of Certain Information; Confidentiality.	104
10.08	Right of Setoff.	105
10.09	Interest Rate Limitation.	105
10.10	Counterparts; Integration; Effectiveness.	105
10.11	Survival of Representations and Warranties.	106
10.12	Severability.	106
10.13	Replacement of Lenders.	106
10.14	Governing Law; Jurisdiction; Etc.	106
10.15	Waiver of Jury Trial.	107
10.16	No Advisory or Fiduciary Responsibility.	107
10.17	Electronic Execution of Assignments and Certain Other Documents.	108
10.18	USA PATRIOT Act.	108
10.19	Time of the Essence.	108
10.20	California Judicial Review.	108
10.21	LIMITATION OF LIABILITY OF TRUSTEE.	108
10.22	ENTIRE AGREEMENT.	109
10.23	SNDA Matters.	109
10.24	Sale of 9173 Sky Park Court.	109
10.25	New York Mortgage Matters.	109
(a)		109

SIGNATURES		S-1

SCHEDULES

1.01(a)	Borrowing Base Properties; Borrowing Base Leases; Borrowing Base Entities
2.01	Commitments and Applicable Percentages
5.03	Governmental Authorizations
5.06	Litigation
5.08(b)	Existing Liens
5.08(c)	Existing Investments
5.09	Environmental Matters
5.10	Insurance Coverage
5.13(a)	Capital Structure of Principal Borrower
5.13(b)	Subsidiaries, Borrowers
7.08	Transactions With Affiliates
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of
A	Committed Loan Notice
B	Swing Line Loan Notice
C-1	Term A Note
C-2	Revolving Credit Note
D	Compliance Certificate
E-1	Assignment and Assumption
E-2	Administrative Questionnaire
F-1	Opinion Matters — Counsel to Borrowers
F-2	Opinion Matters — Local Counsel to Borrowers
G	Pledge Agreement
H	Mortgage
I	Joinder Agreement (Borrower Joinder)

CREDIT AGREEMENT

This CREDIT AGREEMENT (as the same may be amended, restated, supplemented or modified from time to time, the “Agreement”) is entered into as of April 24, 2009, among GOVERNMENT PROPERTIES INCOME TRUST, a Maryland real estate investment trust (the “Principal Borrower”), GOVERNMENT PROPERTIES INCOME TRUST LLC, a Delaware limited liability company (collectively, with the Principal Borrower and each other Subsidiary which from time to time qualifies as a Borrowing Base Entity hereunder and who has executed a joinder to this Agreement pursuant to Section 6.12, the “Borrowers” and each a “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

PRELIMINARY STATEMENTS:

The Borrowers have requested that the Lenders provide a term loan facility and a revolving credit facility, and the Lenders have indicated their willingness to lend and the L/C Issuer has indicated its willingness to issue letters of credit, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01        Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Adjusted Equity Buyback Amount” means, for any fiscal year, an amount equal to (a) the total amount spent by the Consolidated Parties for the purpose of repurchasing their own Equity Interests (whether common or preferred and excluding any amounts paid to Consolidated Parties) during such fiscal year, less (b) an amount equal to the lesser of (i) $10,000,000 and (ii) an amount equal to the net proceeds from capital asset sales paid to the Consolidated Parties during such period that have not been directly reinvested by such Consolidated Parties.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Principal Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E-2 or any other form approved by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means, as of any date of determination, the Commitments of all the Lenders.

“Aggregate Credit Exposure” means, at any time, in respect of (a) the Term A Facility, the aggregate amount of the Term A Loans outstanding at such time and (b) in respect of the Revolving Credit Facility, the sum of (i) the unused portion of the Revolving Credit Facility at such time and (ii) the Total Revolving Credit Outstandings at such time and “Aggregate Credit Exposures” means at any time the aggregate of (a) and (b).

“Aggregate Facility Pro Rata Share” means, with respect to any Lender as of any date of determination, a percentage equal to such Lender’s pro rata share of the then-existing Aggregate Credit Exposures.

“Aggregate Revolving Commitments” means the sum of each of the Revolving Credit Commitments of all the Lenders, as adjusted from time to time in accordance with the terms hereof.  The initial amount of the Aggregate Revolving Commitments in effect on the Closing Date is FIFTY MILLION DOLLARS ($50,000,000.00).

“Agreement” has the meaning set forth in the caption hereof.

“Applicable Percentage” means (a) in respect of the Term A Facility, with respect to any Term A Lender at any time, the percentage (carried out to the ninth decimal place) of the Term A Facility represented by (i) on or prior to the Closing Date, such Term A Lender’s Term A Commitment at such time and (ii) thereafter, the principal amount of such Term A Lender’s Term A Loans at such time and (b) in respect of the Revolving Credit Facility, with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Revolving Credit Lender’s Revolving Credit Commitment at such time.  If the commitment of each Revolving Credit Lender to make Revolving Credit Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Revolving Credit Commitments have expired, then the Applicable Percentage of each Revolving Credit Lender in respect of the Revolving Credit Facility shall be determined based on the Applicable Percentage of such Revolving Credit Lender in respect of the Revolving Credit Facility most recently in effect, giving effect to any subsequent assignments.  The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means (a) from the Closing Date to the date on which the Administrative Agent receives a Compliance Certificate pursuant to Section 6.02(b) for the fiscal quarter ending March 31, 2009, 2.25% per annum for Base Rate Loans and 3.25% per annum for Eurodollar Rate Loans and Letter of Credit Fees and (b) thereafter, the applicable percentage per annum set forth below determined by reference to the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

Pricing Level	Consolidated Leverage Ratio	Eurodollar Rate and LC Fee	Base Rate
1	< 40%	3.00%	2.00%
2	> 40% and < 50	3.25%	2.25%
3	> 50% and < 55%	3.50%	2.50%
4	> 55%	3.75%	2.75%

; provided, that any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, Pricing Level 4 as set forth above shall apply in respect of all outstanding Obligations, in each case as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and in each case shall remain in effect until the date on which such Compliance Certificate is delivered.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).

“Applicable Revolving Credit Percentage” means with respect to any Revolving Credit Lender at any time, such Revolving Credit Lender’s Applicable Percentage in respect of the Revolving Credit Facility at such time.

“Appraised Value” means, as of any date of determination, for each Borrowing Base Property existing as of such date, the most-recently obtained “as-is” appraised value of such Borrowing Base Property as set forth in a FIRREA-compliant MAI appraisal commissioned, reviewed and approved (in its reasonable discretion) by the Administrative Agent.

“Appropriate Lender” means, at any time, (a) with respect to either of the Term A Facility or the Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility or holds a Term A Loan or a Revolving Credit Loan, respectively, at such time, (b) with respect to the Letter of Credit Sublimit, (i) the L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Credit Lenders and (c) with respect to the Swing Line Sublimit, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Ground Leases” means, at any time, a collective reference to all ground leases (whether related to an interest in land alone or an interest in land and the improvements located thereon) with respect to any Real Property: (a) under which a Borrowing Base Entity is the lessee or holds equivalent rights (including, without limitation, as a sublessee), (b) that has a remaining term of no less than forty (40) years (assuming the exercise of any applicable extension options that are exercisable at the lessee’s option) or be otherwise subject to a purchase option in favor of the lessee that is exercisable in the sole discretion of such lessee and is for a nominal purchase price, (c) under which any required rental payment, principal or interest payment or other payment due under such lease or sublease, as applicable, from the Borrowing Base Entity to the ground lessor is not more than thirty (30) days past due, (d) where no party to such lease or sublease, as applicable, is the subject of a Bankruptcy Event (except to the extent that (i) such Person has been subject to a proceeding under Chapter 11 of the Federal Bankruptcy Code, (ii) the applicable bankruptcy court has approved and confirmed such Person’s plan for reorganization, (iii) all statutory appeal periods with respect to such proposed plan have been exhausted without objection and (iv) such Person is performing its obligations under such approved plan), (e) where the Borrowing Base Entity’s interest in the Real Property or the lease or sublease, as applicable, is not subject to (i) any Lien other than a Permitted Lien of the type described in clause (a) of Section 7.01 or (ii) any Negative Pledge; (f) containing provisions pursuant to which create an obligation of the lessor to give the holder of any mortgage lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosures, and fails to do so; (g) containing provisions which permit the use of such Real Property for its then-current use; (h) containing provisions which provide for such other rights customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease; and “Approved Ground Lease” means any one of them; and (i) under which there exists no default or event of default by a ground lessor which default or event of default has caused or otherwise resulted in or could reasonably be expected to cause or otherwise result in any material interference with the applicable Borrower lessee’s occupancy or other rights under the applicable ground lease.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E-1 or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease and (c) all Synthetic Debt of such Person.

“Audited Financial Statements” means the audited balance sheet of the Principal Borrower as of February 20, 2009, the audited combined balance sheets of Certain Government Properties (wholly owned by HRPT Properties Trust) as of December 31, 2008 and December 31, 2007, and the related combined statements of income, ownership interest and cash flows, for each of the three years in the period ended December 31, 2008, including the notes thereto.

“Availability Period” means in respect of the Revolving Credit Facility, the period from and including the Closing Date to the earliest of (a) the Maturity Date for the Revolving Credit Facility, (b) the date of termination of the Revolving Credit Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Revolving Credit Lender to make Revolving Credit Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Bank of America” means Bank of America, N.A. and its successors.

“BAS” means Banc of America Securities LLC, in its capacity as joint lead arranger and joint book manager.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” (c) the Eurodollar Rate (assuming a one month Interest Period) and (d) 2.00%.   The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Revolving Credit Loan or a Term A Loan that bears interest based on the defined term “Base Rate,” regardless of whether clause (c) (referencing the Eurodollar Rate) of such definition is then-applicable.

“BBP Value” means, as of any date of determination, the sum of the most recently obtained (or determined) Appraised Values of each of the Borrowing Base Properties existing as of such date.

“Borrower” and “Borrowers” have the respective meanings specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Revolving Credit Borrowing, a Swing Line Borrowing or a Term A Borrowing, as the context may require.

“Borrowing Base” means, as of any date of calculation, an amount equal to the lesser of (a) the Collateral Value Amount as of such date and (b) the Mortgageability Amount as of such date.

“Borrowing Base Deliverables” means, with respect to each Real Property for which the Borrowers seek approval as a “Borrowing Base Property” the following items (except to the extent otherwise agreed in writing by the Administrative Agent and Designated Agents):

(a)           evidence that counterparts of the Mortgage related to such Real Property have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem necessary or desirable in order to create a valid first and subsisting Lien on the property described therein in favor of the Administrative Agent for the benefit of the Secured Parties and that all filing, documentary, stamp, intangible and recording taxes and fees have been paid,

(b)           a Mortgage Policy with respect to the applicable Real Property, together with endorsements and in amounts acceptable to the Administrative Agent, issued, coinsured and reinsured by title insurers acceptable to the Administrative Agent, insuring the Mortgages to be valid first and subsisting Liens on the property described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, excepting only Permitted Liens of the type set forth in the definition of the term “Borrowing Base Properties” and other Liens approved by the Administrative Agent and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents, for mechanics’ and materialmen’s Liens and for zoning of the applicable property) and such coinsurance and direct access reinsurance as the Administrative Agent may deem necessary or desirable and as may be available in the state where such Real Property is located,

(c)           American Land Title Association/American Congress on Surveying and Mapping form surveys, for which all necessary fees (where applicable) have been paid, and dated as of a date satisfactory to the Administrative Agent, certified to the Administrative Agent and the issuer of the Mortgage Policies in a manner satisfactory to the Administrative Agent by a land surveyor duly registered and licensed in the States in which the property described in such surveys is located and acceptable to the Administrative Agent, showing all buildings and other improvements, any off-site improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than encroachments and other defects acceptable to the Administrative Agent,

(d)           property condition, engineering, soils and other reports as to the properties described in the Mortgages, from professional firms acceptable to the Administrative Agent, in each case in form and substance acceptable to the Administrative Agent,

(e)           copies of each Borrowing Base Lease and each other Lease in existence with respect to such Real Property, together with estoppels and subordination, nondisturbance and attornment agreements from any non-GSA tenants with respect to such other Leases, in each case in form and substance acceptable to the Administrative Agent,

(f)            to the extent the applicable Real Property is subject to a ground lease pursuant to which a Consolidated Party is the ground lessee, a copy of such ground lease (which must be an Approved Ground Lease) and estoppel and consent agreements executed by each of the ground lessors with respect to any such Approved Ground Lease, along with (1) a memorandum of lease in recordable form with respect to such leasehold interest, executed and acknowledged by the owner of the affected real property, as lessor, or (2) evidence that the applicable Approved Ground Lease with respect to such leasehold interest or a memorandum thereof has been recorded in all places necessary or desirable, in the Administrative Agent’s judgment, to give constructive notice to third-party purchasers of such leasehold interest, or (3) if such leasehold interest was acquired or subleased from the holder of a recorded leasehold interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation and otherwise in form satisfactory to the Administrative Agent,

(g)           evidence of the insurance required by the terms of the applicable Mortgage related to such Real Property, in each case naming the Administrative Agent (for the benefit of the Secured Parties) as additional insured (in the case of liability insurance) or loss payee (in the case of hazard insurance),

(h)           a FIRREA-compliant MAI appraisal of each of the properties described in the Mortgages, in each case dated within ninety (90) days of the Closing Date or the requested date of approval and in form, substance and from an appraiser acceptable to the Administrative Agent (such appraiser to be engaged by the Administrative Agent and paid for by the Borrowers),

(i)            evidence as to (i) whether such Real Property is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (a “Flood Hazard Property”) and (ii) if such Real Property is a Flood Hazard Property, (A) whether the community in which such Real Property is located is participating in the National Flood Insurance Program, (B) the applicable Borrower’s written acknowledgment of receipt of written notification from the Administrative Agent as to the fact that such Real Property is a Flood Hazard

Property and as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (C) copies of insurance policies or certificates of insurance of the Consolidated Parties evidencing flood insurance satisfactory to the Administrative Agent and naming the Administrative Agent as sole loss payee on behalf of the Lenders;

(j)            if no zoning endorsement has been issued with respect to the Mortgage Policy, then evidence satisfactory to the Administrative Agent that such Real Property, and the uses of such Real Property, are in compliance in all material respects with all applicable zoning laws (the evidence submitted as to which should include the zoning designation made for such Real Property, the permitted uses of each such Real Property under such zoning designation and, if available, zoning requirements as to parking, lot size, ingress, egress and building setbacks);

(k)           an environmental site assessment with respect to such Real Property issued not more than one year prior to the date hereof showing no significant environmental conditions which have not been properly addressed through a duly approved and completed remediation (or such other resolution which has been accepted in writing by either the Administrative Agent or all applicable Governmental Authority(ies) with jurisdiction relating to the applicable property and such conditions and having authority to enforce any Environmental Laws with respect thereto) and otherwise showing conditions which are acceptable to the Administrative Agent;

(l)            evidence that all other action that the Administrative Agent may deem necessary or desirable in order to create valid first and subsisting Liens on the property described in the applicable Mortgage has been taken;

(m)          with respect to Real Properties located in California, a seismic report with respect thereto dated as of a date acceptable to the Administrative Agent and earthquake insurance to the extent customarily obtained under the circumstances described in such report or as otherwise deemed necessary by the Administrative Agent; and

(n)           with respect to each Borrowing Base Lease under which the lessor’s/landlord’s interest is acquired from a Person other than the Borrower that has executed and delivered the Mortgage with respect to the Real Property subject to such Borrowing Base Lease, a copy of an assignment of such Borrowing Base Lease, duly executed and enforceable, pursuant to which such lessor/landlord assigns and otherwise conveys to the applicable Borrower all of its right, title and interest to the applicable Borrowing Base Lease which assignment shall: (i) include an agreement of the lessor/landlord to promptly notify the tenant under such Borrowing Base Lease of such assignment, instruct such tenant to make all future payments under such Borrowing Base Lease to the applicable Borrower (or, if such tenant is the federal government of the United States or an agency or authority of the federal government of the United States), the assignment shall provide that the lessor/landlord shall request such tenant to provide a novation agreement with respect to such assignment; (ii) include an agreement of the lessor/landlord to, promptly upon receipt of same, transfer all rent and other payments made by the tenant under such Borrowing Base Lease to the new landlord and to hold all such rent and other payments in trust for the benefit of such new landlord pending transfer and (iii) otherwise be in form and substance acceptable to the Administrative Agent.

“Borrowing Base Entity” means, as of any date of determination, any Person that owns a Borrowing Base Property, and “Borrowing Base Entities” means a collective reference to all of them.

“Borrowing Base Lease” means, with respect to any Real Property, a fully executed and effective Lease meeting the following criteria:

(a)           the lessee/tenant under such Lease (i) is the federal government of the United States (or an agency or authority of the federal government of the United States) or a state or municipal government (or an agency or authority of same) located in the United States; provided, that if the applicable lessee/tenant is a state or municipal government (or a related agency or authority), such lessee/tenant must, in any case, have a minimum credit rating of A- from S&P and A3 from Moodys and otherwise be acceptable to the Administrative Agent, (ii) is not in arrears on any required minimum base rental payment with respect to its lease beyond the later of (A) the applicable grace period with respect thereto, if any, and (B) ninety (90) days; and (iii) is not subject to a then-continuing bankruptcy event; and

(b)           such Lease has been submitted to and reviewed and approved in writing by the Administrative Agent for qualification as such; provided, that (i) the Administrative Agent’s review and approval of a proposed Borrowing Base Lease shall be limited to its confirmation that such Lease meets the criteria set forth in this definition and (ii) notwithstanding the foregoing, to the extent the Administrative Agent does not provide written approval or rejection of a proposed Borrowing Base Lease within fifteen (15) Business Days of the date on which it receives a copy of same (and in the case of a rejection, setting forth the basis for such rejection in reasonable detail), the Borrowers shall have the right to send a written reminder notice to the Administrative Agent concerning such Lease and, thereafter, to the extent the Administrative Agent does not provide written approval or rejection of such proposed Borrowing Base Lease within fifteen (15) Business Days of the date on which it receives such reminder notice, such Lease shall be deemed to have been approved.

“Borrowing Base Property” means, as of any date of determination, each Real Property:

(a)           that is set forth on Schedule 1.01(a) hereto (as such schedule may be updated from time to time in accordance with the terms hereof (including, without limitation, Sections 1.10 and 6.02(b)), in each case to the extent that such Real Property has not otherwise been removed as a “Borrowing Base Property” pursuant to the other criteria for qualification as such set forth in this definition and the other provisions of this Agreement;

(b)           with respect to which (i) there exists one or more fully executed, delivered and effective Borrowing Base Leases which demise in the aggregate not less than fifty percent (50%) of the net leasable area at such Real Property and (ii) the Occupancy Rate is greater than or equal to seventy-five percent (75.0%); provided, that the Real Property located in Germantown, Maryland and identified by the Borrowers as property #602250 shall not be required to comply with this subclause (b)(ii) until the date which is one year following the date of this Agreement;

(c)           that is either (i) 100% owned in fee simple by a Borrower; or (ii) is 100% ground leased by a Borrower pursuant to an Approved Ground Lease (or some combination of the foregoing);

(d)           with respect to which neither such Real Property nor any interest of any applicable Borrower therein (including the lease thereof or any indirect interest owned by the Borrowers), is subject to (i) any Lien other than Permitted Liens or (ii) any Negative Pledge;

(e)           that is not (and, in the case of a Real Property constituting an interest in land alone, the material improvements located thereon are not) the subject of any condemnation proceeding(s) as of such date that is or are material to the profitable operation of such Real Property and has not, since initial qualification as a “Borrowing Base Property” hereunder, been subject to any condemnation that is material to the profitable operation of such Real Property;

(f)            that is operated primarily as an office property;

(g)           that is being maintained and preserved in good working order and condition (ordinary wear and tear excepted) and is free of all structural defects, environmental conditions or other adverse matters except for such defects, conditions or matters individually or collectively which are not material to the profitable operation of such Real Property;

(h)           that is located in the United States of America; and

(i)            with respect to which the Borrowers have delivered the Borrowing Base Deliverables and obtained the written approval of the Designated Agents with respect to same; provided, that, notwithstanding the foregoing, to the extent the Designated Agents do not provide written approval or rejection of a proposed Borrowing Base Property within fifteen (15) Business Days of the date on which they receive all of the above-required information (and in the case of a rejection, setting forth the basis for such rejection in reasonable detail), the Borrowers shall have the right to send a written reminder notice to the Administrative Agent concerning such proposed Borrowing Base Property and, thereafter, to the extent the Designated Agents do not provide written approval or rejection of such proposed Borrowing Base Property within fifteen (15) Business Days of the date on which it receives such reminder notice, such proposed Borrowing Base Property shall be deemed to have been approved;

further, provided, however, that notwithstanding the foregoing (x) to the extent the aggregate Occupancy Rate (measured as the percentage of leased area counted in the determination of Occupancy Rate for all such properties as compared to the total leasable area contained therein) with respect to all Real Properties qualifying as “Borrowing Base Properties” pursuant to the foregoing definition is not equal to or in excess of eighty-five percent (85.0%), the Borrowers shall remove Borrowing Base Properties and amounts allocable thereto from the calculation of BBP Value, the calculation of the Mortgageability Amount and the other financial covenant calculations relating to the Borrowing Base Properties hereunder to the extent necessary to cause the Borrowing Base Properties contributing to such calculations to have an aggregate Occupancy Rate of not less than eighty-five percent (85.0%); (y) to the extent any Borrowing Base Property (other than 5045 East Butler Avenue, Fresno, CA and 20 Massachusetts Avenue, NW, Washington DC, to the extent either or both qualify as Borrowing Base Properties) contributes more than fifteen percent (15.0%) of the Mortgageability Cash Flow, as calculated for any given date, the Net Operating Income attributable to such Borrowing Base Property in excess of fifteen percent (15%) of the Mortgageability Cash Flow shall be removed from such calculation until such Borrowing Base Property accounts for an amount which is equal to or less than fifteen percent (15.0%) of the Mortgageability Cash Flow and (z) to the extent either of 5045 East Butler Avenue, Fresno, CA or 20 Massachusetts Avenue, NW, Washington DC contributes more than twenty-five percent (25.0%) of the Mortgageability Cash Flow, as calculated for any given date, the Net Operating Income attributable to such Borrowing Base Property in excess of twenty-five percent (25.0%)of the Mortgageability Cash Flow shall, unless the Designated Agents consent in writing to inclusion, be removed from such calculation until such Borrowing Base Property accounts for an amount which is equal to or less than twenty-five percent (25.0%)of the Mortgageability Cash Flow.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Calculation Period” means, as of any date of determination commencing with the delivery of the Required Financial Information for the fiscal quarter ending June 30, 2009, the most recent four (4) fiscal quarter period for which the Borrowers have provided the Required Financial Information; provided, that (a) notwithstanding the foregoing, calculations made with respect to Required Financial Information for fiscal quarters ending prior to June 30, 2010 shall be based on the period from April 1, 2009 through the end of the applicable fiscal quarter (with the calculated amounts annualized to the extent the period from April 1, 2009 through the most-recently ended four (4) fiscal quarter period is not at least twelve (12) months); and (b) for calculations made on a Pro Forma Basis, the amounts calculated for the applicable Calculation Period shall be adjusted as set forth in the definition of the term “Pro Forma Basis,” but shall otherwise relate to the applicable Calculation Period (as defined above).

“Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations).

“Capitalization Rate” means (subject to the following proviso) 9.00%; provided, however, that the Capitalization Rate shall be reviewed by Administrative Agent and Required Lenders based upon market conditions for comparable property types and shall be subject to adjustment (after consultation with Principal Borrower) by Required Lenders upon exercise of the Extension Option as a condition to the effectiveness of the Extension Option.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders).  Derivatives of such term have corresponding meanings.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrowers or any of their Subsidiaries free and clear of all Liens (other than Liens created under the Collateral Documents and other Liens permitted hereunder):

(a)           readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b)           time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 90 days from the date of acquisition thereof;

(c)           commercial paper in an aggregate amount of no more than $5,000,000 per issuer outstanding at any time issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof; and

(d)           Investments, classified in accordance with GAAP as current assets of the Principal Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that is a Lender as of the date hereof and which has, prior to the date hereof, entered into a Cash Management Agreement that remains in effect as of the date hereof and any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means an event or series of events by which:

(a)           at any time prior to the creation of a Public Market, the Equity Investor shall cease to own and control legally and beneficially (free and clear of all Liens), either directly or indirectly, equity securities in the Principal Borrower representing more than 80% of the combined voting power of all of equity securities entitled to vote for members of the board of directors or equivalent governing body of the Principal Borrower on a fully-diluted basis (and taking into account all such securities that the Equity Investor has the right to acquire pursuant to any option right (as defined in clause (b) below)); or

(b)           at any time after the creation of a Public Market, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than the Equity Investor becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 9.8% or more of the equity securities of the Principal Borrower entitled to vote for members of the board of directors or equivalent governing body of the Principal Borrower on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or

(c)           during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Principal Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(d)           any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, Control over the management or policies of the Principal Borrower, or control over the equity securities of the Principal Borrower entitled to vote for members of the board of directors or equivalent governing body of the Principal Borrower on a fully-diluted basis (and taking into account all such securities that such Person or Persons have the right to acquire pursuant to any option right) representing 25% or more of the combined voting power of such securities; or

(e)           termination of the Management Agreements.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all of the “Collateral” and “Mortgaged Property” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Documents” means, collectively, the Pledge Agreement, the Mortgages, each of the mortgages, collateral assignments, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 6.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Value Amount” means, as of any date of determination, an amount equal to (a) fifty-five percent (55.0%), multiplied by (b) the BBP Value as of such date.

“Commitment” means a Term A Commitment or a Revolving Credit Commitment, as the context may require.

“Committed Loan Notice” means a notice of (a) a Term A Borrowing, (b) a Revolving Credit Borrowing, (c) a conversion of Loans from one Type to the other, or (d) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated EBITDA” means, for the Consolidated Parties for each Calculation Period, the sum of (a) net income of the Consolidated Parties, in each case, excluding any non-recurring or extraordinary gains and losses for such Calculation Period, plus (b) an amount which, in the determination of net income for such Calculation Period pursuant to clause (a) above, has been deducted for or in connection with (i) Consolidated Interest Expense (plus, amortization of deferred financing costs, to the extent included in the determination of Consolidated Interest Expense per GAAP), (ii) income taxes, and (iii) depreciation and amortization, all determined in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA to Consolidated Fixed Charges, in each case as measured as of the end of the most-recent Calculation Period (and, if specifically required, including adjustments for subsequent events or conditions on a Pro Forma Basis).

“Consolidated Fixed Charges” means, for the Consolidated Parties for each Calculation Period, the sum of (a) Consolidated Interest Expense for such Calculation Period, plus (b) current scheduled principal payments of Consolidated Funded Debt for such Calculation Period (including, for purposes hereof, current scheduled reductions in commitments, but excluding any payment of principal under the Credit Documents and any “balloon” payment or final payment at maturity that is significantly larger than the scheduled payments that preceded it), plus (c) dividends and distributions on preferred stock, if any, for such Calculation Period, in each case, on a consolidated basis determined in accordance with GAAP.

“Consolidated Floating Rate Debt” means, as of any date of determination, any Consolidated Funded Debt that bears interest based on an index that floats, or otherwise changes from time to time.

“Consolidated Funded Debt” means, as of any date of determination, all Funded Debt of the Consolidated Parties determined on a consolidated basis.

“Consolidated Interest Expense” means, for the Consolidated Parties for any Calculation Period, all interest expense and letter of credit fee expense, on a consolidated basis in accordance with GAAP during such period; provided, that interest expenses shall, in any event, (a) include the interest component under capital leases and the implied interest component under securitization transactions and (b) exclude the amortization of any deferred financing fees.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of Consolidated Funded Debt to Total Asset Value, in each case as measured as of the end of the most-recent Calculation Period (and, if required, including adjustments for subsequent events or conditions on a Pro Forma Basis).

“Consolidated Parties” means Principal Borrower and its consolidated subsidiaries, as determined in accordance with GAAP.

“Consolidated Tangible Net Worth” means, for the Consolidated Parties as of any date of determination, (a) Shareholders’ Equity, less (b) all intangible assets, plus (c) all accumulated depreciation and amortization, all determined in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Convertible Term A Prepaid Principal” has the meaning assigned to such term in Section 2.05(b)(i) hereof.

“Credit Extension” means each of the following:  (a) a Borrowing and (b) an L/C Credit Extension.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans under the Term A Facility plus (iii) 2.00% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2.00% per annum and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2.00% per annum.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Term A Loans, Revolving Credit Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Designated Agents” means a collective reference to (a) the Administrative Agent (except to the extent it is a Defaulting Lender hereunder) and (b) Wells Fargo Bank, N.A., in its capacity as a joint lead arranger and joint book manager (except to the extent Wells Fargo Bank, N.A. is a Defaulting Lender hereunder).

“Determination Date” means, for any Facility Year, the first Business Day of such Facility Year.

“Development Activities” means activities relating directly or indirectly to the development of build-to-suit Real Property assets.

“Disclosed Litigation” has the meaning set forth in Section 5.06.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Environmental Laws” means any and all Federal, state and local statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Investor” means HRPT Properties Trust.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any ERISA Affiliate.

“Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan (or for a one month Interest Period with respect to a Base Rate Loan where the Base Rate is determined pursuant to clause (c) of the definition of such term), the greater of (a) 2.00% and (b) the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If the rate referenced in clause (b) above is not available at such time for any reason, then the rate referenced in such clause (b) for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurodollar Rate Loan” means a Revolving Credit Loan or a Term A Loan that bears interest at a rate based on the Eurodollar Rate but not including a loan where the interest rate is determined under clause (c) of the definition of the term “Base Rate.”

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or in which it is deemed to be doing business or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which a Borrower is located, (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.01(e)(ii), and (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrowers under Section 10.13), any United States withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 3.01(e)(ii), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 3.01(a)(ii) or (iii).

“Extended Maturity Date” has the meaning specified in Section 2.14(b).

“Extension Option” means the option to extend the Maturity Date of the respective Facilities provided pursuant to Section 2.14 hereof.

“Facility” means the Term A Facility or the Revolving Credit Facility, as the context may require.

“Facility Year” means each period during the term hereof commencing on the Closing Date and each anniversary thereof and extending until the day prior to the next anniversary of the Closing Date.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement, dated February 18, 2009, among the Principal Borrower (on its own behalf and on behalf of each of the other Borrowers), the Administrative Agent and BAS.

“FFO Distribution Allowance” means, for each fiscal year of the Consolidated Parties, an amount equal to 95% of Funds From Operations for such fiscal year.

“FIRREA” means the Federal Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended from time to time.

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrowers are resident for tax purposes (including such a Lender when acting in the capacity of the L/C Issuer).  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fully Satisfied” means, with respect to the Obligations as of any date, that, as of such date, (a) all principal of and interest accrued to such date which constitute Obligations shall have been irrevocably paid in full in cash, (b) all fees, expenses and other amounts then due and payable which constitute Obligations shall have been irrevocably paid in cash, (c) all outstanding Letters of Credit shall have been (i) terminated, (ii) fully irrevocably Cash Collateralized or (iii) secured by one or more letters of credit on terms and conditions, and with one or more financial institutions, satisfactory to the L/C Issuer and (d) the Commitments shall have expired or been terminated in full (in each case, other than inchoate indemnification liabilities arising under the Loan Documents).

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Debt” means, as to any Person (or consolidated group of Persons) at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all obligations for borrowed money, whether current or long-term (including the Obligations hereunder), and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           all purchase money indebtedness (including indebtedness and obligations in respect of conditional sales and title retention arrangements, except for customary conditional sales and title retention arrangements with suppliers that are entered into in the ordinary course of business) and all indebtedness and obligations in respect of the deferred purchase price of property or services (other than trade accounts payable incurred in the ordinary course of business and payable on customary trade terms);

(c)           all direct obligations under letters of credit (including standby and commercial), bankers’ acceptances and similar instruments (including bank guaranties, surety bonds, comfort letters, keep-well agreements and capital maintenance agreements) to the extent such instruments or agreements support financial, rather than performance, obligations;

(d)           the attributable principal amount of capital leases and synthetic leases;

(e)           the attributable principal amount of securitization transactions;

(f)            all preferred stock and comparable equity interests providing for mandatory redemption, sinking fund or other like payments;

(g)           guarantees and other support obligations in respect of Funded Debt of another Person (other than Persons in such group, if applicable); and

(h)           Funded Debt of any partnership or joint venture or other similar entity in which such Person is a general partner or joint venturer in an amount equal to the greater of (i) the amount of such Funded Debt that is recourse to such Person (or, if applicable, any Person in such consolidated group) for payment thereof; and (ii) an amount equal to (A) the amount of such Funded Debt multiplied by (B) such Person’s percentage ownership in such joint venture.

For purposes hereof, the amount of Funded Debt shall be determined based on the outstanding principal amount in the case of borrowed money indebtedness under clause (a) and purchase money indebtedness and the deferred purchase obligations under clause (b), based on the maximum amount available to be drawn in the case of letter of credit obligations and the other obligations under clause (c), and based on the amount of Funded Debt that is the subject of the support obligations in the case of support obligations under clause (g).  For purposes of clarification, “Funded Debt” of a Person constituting a consolidated group shall not include inter-company indebtedness of such Persons, general accounts payable of such Persons which arise in the ordinary course of business, accrued expenses of such Persons incurred in the ordinary course of business or minority interests in joint ventures or limited partnerships (except to the extent set forth in clause (h) above).

“Funds From Operations” means, with respect to the immediately prior fiscal quarter period, the Consolidated Parties’ net income (or loss), plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures as hereafter provided.  Notwithstanding contrary treatment under GAAP, for purposes hereof, (a) “Funds From Operations” shall include, and be adjusted to take into account, the Borrowers’ interests in unconsolidated partnerships and joint ventures, on the same basis as consolidated partnerships and subsidiaries, as provided in the “white paper” issued in April 2002 by the National Association of Real Estate Investment Trusts, a copy of which has been provided to the Administrative Agent and the Lenders and (b) net income (or loss) shall not include gains (or, if applicable, losses) resulting from or in connection with (i) restructuring of indebtedness, (ii) sales of property, (iii) sales or redemptions of preferred stock or (iv) non cash asset impairment charges.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of this Agreement, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether provincial, state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that, at the time it enters into an interest rate Swap Contract not prohibited under Article VI or VII, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Swap Contract.

“Impacted Lender” means a Defaulting Lender or any other Lender as to which (a) the L/C Issuer has a good faith belief that such Lender has defaulted in fulfilling its obligations under one or more other syndicated credit facilities or (b) an entity that Controls such Lender has been deemed by a Governmental Authority to be or is reasonably believed by the L/C Issuer to be insolvent or has otherwise become subject to any bankruptcy, insolvency or other similar proceeding (whether voluntary or involuntary).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)           net obligations of such Person under any Swap Contract;

(d)           all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than 60 days after the date on which such trade account was created);

(e)           indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)            all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such Person and all Synthetic Debt of such Person;

(g)           all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference, plus (but without duplication and only to the extent required to be paid) accrued and unpaid dividends; and

(h)           all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Information Memorandum” means the information memorandum dated March 4, 2009 used by BAS in connection with the syndication of the Commitments.

“Initial Maturity Date” has the meaning specified in Section 2.14(a).

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan or Swing Line Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made (with Swing Line Loans being deemed made under the Revolving Credit Facility for purposes of this definition).

“Interest Period” means, (a) as to any Base Rate Loan with respect to which the Base Rate is determined in  accordance with clause (c) of the definition of the term “Base Rate,” an “Interest Period” as defined herein, but for only a one (1) month period; and (b) as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrowers in a Committed Loan Notice; provided that:

(i)            any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)          no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Investment” by any Person (a) in any other Person means (i) any acquisition of such Person or its property (which property qualifies as a capital asset or is otherwise purchased outside the ordinary course of business of such Person), (ii) any other acquisition of Equity Interests, bonds, notes, debentures or other ownership interests or other securities of such other Person, (iii) any deposit with, or advance, loan or other extension of credit to, such Person (other than deposits made in connection with the purchase of equipment inventory and supplies in the ordinary course of business) or (iv) any other capital contribution to or investment in such Person, including, without limitation, any Guarantee (including any support for a letter of credit issued on behalf of such Person) incurred for the benefit of such Person and any Disposition to such Person for consideration less than the fair market value of the property disposed in such transaction, but excluding any Restricted Payment to such Person; and (b) means the purchase price paid, acquisition costs and expenses incurred and any other value given by such Person in connection with the purchase or other acquisition for value of any property which qualifies as a capital asset or is otherwise purchased outside the ordinary course of business of such Person.  Investments which are capital contributions or purchases of Equity Interests which have a right to participate in the profits of the issuer thereof shall be valued at the amount (or, in the case of any Investment made with property other than cash, the book value of such property) actually contributed or paid (including cash and non-cash consideration and any assumption of Indebtedness) to purchase such Equity Interests as of the date of such contribution or payment, less the amount of all repayments and returns of principal or capital thereon to the extent paid in cash or Cash Equivalents (or, in the case of any Investment made with property other than cash, upon return of such property, by an amount equal to the lesser of the book value of such property at the time of such Investment or the fair market value of such Property at the time of such return) and received after the Closing Date.  Investments which are loans, advances, extensions of credit or Guarantees shall be valued at the principal amount of such loan, advance or extension of credit outstanding as of the date of determination or, as applicable, the principal amount of the loan or advance outstanding as of the date of determination actually guaranteed by such Guarantees.

“IP Rights” has the meaning specified in Section 5.17.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and any Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.

“Joinder Agreement” means a Joinder Agreement substantially in the form of Exhibit I hereto, executed and delivered by a new Borrower in accordance with the provisions of Section 6.12 hereof.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Revolving Credit Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lease” means a lease, sublease, license, concession agreement or other agreement or other agreement (not including any ground lease) providing for the use or occupancy of any portion of any Real Property owned or leased by any Borrower, including all amendments, supplements, restatements, assignments and other modifications thereto.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrowers and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder.  A Letter of Credit may be a standby letter of credit only.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Letter of Credit Sublimit” means, as of any date of determination, an amount equal to the lesser of (a) $25,000,000 and (b) the Aggregate Revolving Commitments as of such date.  The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments and only Lenders holding Revolving Credit Commitments shall participate in exposure related to Letters of Credit.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrowers under Article II in the form of a Term A Loan, a Revolving Credit Loan or a Swing Line Loan.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Collateral Documents, (d) the Fee Letter, (e) each Issuer Document and (f) each Joinder Agreement.

“Management Agreements” has the meaning specified in Section 4.01(f).

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Principal Borrower or the Borrowers and their Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of any Borrower to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Borrower of any Loan Document to which it is a party.

“Material Contract” means, with respect to any Person, each contract (other than a Lease) to which such Person is a party which is not terminable on thirty (30) days notice without penalty and which involves aggregate consideration payable to or by such Person of $250,000 or more in any year or otherwise material to the business, condition (financial or otherwise), operations, performance, properties or prospects of such Person.

“Maturity Date” means the later to occur of (a) the Initial Maturity Date; and (b) to the extent maturity is extended pursuant to Section 2.14, the Extended Maturity Date.; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” has the meaning specified in Section 4.01(a)(iv).

“Mortgage Policy” means, with respect to any Real Property, a fully paid American Land Title Association Lender’s Extended Coverage title insurance policy with respect to any Mortgage related thereto.

“Mortgageability Amount” means, as of any date of calculation, the maximum principal amount which can be supported by the Mortgageability Cash Flow, assuming a 25-year amortization and an interest rate which is the greater of the 10-Year Treasury Rate + 3.50% or 8.0% and minimum 1.65x debt service coverage (as calculated by the Principal Borrower, subject to review and approval by the Administrative Agent (such approval to be granted or withheld in its reasonable discretion)).

“Mortgageability Cash Flow” means, as of any date of calculation, the sum of the Net Operating Incomes from each of the Borrowing Base Properties for the most recently-ended Calculation Period (and, if specifically required, including adjustments for subsequent events or conditions on a Pro Forma Basis).

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Negative Pledge” means a provision of any agreement (other than this Agreement or any other Loan Document) that prohibits the creation of any Lien on any assets of a Person, whether presently owned or hereafter acquired in favor of the Administrative Agent for the benefit of the Secured Parties and as security for the Obligations; provided, however, that an agreement that establishes a maximum ratio of unsecured debt to unencumbered assets, or of secured debt to total assets, or that otherwise conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a “Negative Pledge” for purposes of this Agreement.

“Net Cash Proceeds” means, with respect to the sale or issuance of any Equity Interest by the Principal Borrower, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by the Principal Borrower in connection therewith.

“Net Operating Income” means, with respect to any Borrowing Base Property and for the most recently ended Calculation Period, an amount equal to (a) the aggregate gross revenues from the operations of such Borrowing Base Property during the applicable Calculation Period, minus (b) the sum of (i) all expenses and other proper charges incurred in connection with the operation of such Borrowing Base Property during such period pro-rated as appropriate (including real estate taxes, but excluding any management fees, debt service charges, income taxes, depreciation, amortization and other non-cash expenses), and (ii) a management fee that is the greater of 3% of the aggregate net revenues from the operations of such Borrowing Base Property during such period or actual management fees paid and (iii) an annual replacement reserve of $0.50 per square foot.

“Note” means a Term A Note or a Revolving Credit Note, as the context may require.

“NPL” means the National Priorities List under CERCLA.

“NY Maximum Principal Amount” has the meaning assigned to such term in Section 10.25 hereof.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Borrower arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit, Secured Cash Management Agreement or Secured Hedge Agreement, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Occupancy Rate” means, for any Real Property, the percentage of leasable area of such Real Property that is (a) leased pursuant to one or more Borrowing Base Leases and, if applicable, other fully-effective and enforceable third-party market-rate Leases (as reasonably determined by the Administrative Agent) and (b) with respect to Leases that are not Borrowing Base Leases, the tenants which are not more than ninety (90) days in arrears on base rental payments and not in bankruptcy or otherwise subject to any sort of insolvency proceedings.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (a) with respect to Term A Loans, Revolving Credit Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term A Loans, Revolving Credit Loans and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrowers of Unreimbursed Amounts.

“Participant” has the meaning specified in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Borrower or any ERISA Affiliate or to which any Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Liens” means, at any time, Liens in respect of Property of the Consolidated Parties permitted to exist at such time pursuant to the terms of Section 7.01.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by any Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Pledge Agreement” has the meaning specified in Section 4.01(a)(iii).

“Pledged Interests” means, as of any date of determination, a collective reference to 100.0% of the Equity Interests of each Borrowing Base Entity as of such date.

“Principal Borrower” has the meaning assigned to such term in the introductory paragraph hereof.

“Pro Forma Basis” has the meaning specified in Section 1.03.

 “Public Lender” has the meaning specified in Section 6.02.

“Public Market” shall exist if (a) a Public Offering has been consummated and (b) any Equity Interests of the Principal Borrower are actively traded on either the New York Stock Exchange or the NASDAQ markets.

“Public Offering” means a public offering of the Equity Interests of the Principal Borrower or any of its Subsidiaries pursuant to an effective registration statement under the Securities Act of 1933, as amended.

“QRS” means a Person qualifying for treatment either as a “qualified REIT subsidiary” under Section 856(i) of the Code, or as an entity disregarded as an entity separate from its owner under Treasury Regulations under Section 7701 of the Code.

“Real Properties” means, at any time, a collective reference to each of the facilities and real properties owned or leased by the Principal Borrower or any of its Subsidiaries or in which any such party has an interest at such time; and “Real Property” means any one of such Real Properties.

“Register” has the meaning specified in Section 10.06(c).

“REIT” means a Person qualifying for treatment as a “real estate investment trust” under the Code.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Financial Information” means, with respect to each fiscal period or quarter of the Principal Borrower, (a) the financial statements required to be delivered pursuant to Section 6.01(a) or (b) for such fiscal period or quarter, and (b) the compliance certificate required by Section 6.02(b) to be delivered with the financial statements described in clause (a) above.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term A Loans or Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, at least two (2) Lenders (to the extent there is more than one Lender existing hereunder as of such date) holding more than sixty-six and two-thirds percent (66 2/3%) of the sum of the (a) Total Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Borrower and any other officer or employee of the applicable Borrower so designated by any of the foregoing officers in a notice to the Administrative Agent.  Any document delivered hereunder that is signed by a Responsible Officer of a Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.

“Revolver Unused Fee” has the meaning specified in Section 2.09(a).

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(c).

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrowers pursuant to Section 2.01(c), (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time.

“Revolving Credit Loan” has the meaning specified in Section 2.01(c).

“Revolving Credit Note” means a promissory note made by the Borrowers in favor of a Revolving Credit Lender evidencing Revolving Credit Loans or Swing Line Loans, as the case may be, made by such Revolving Credit Lender, substantially in the form of Exhibit C-2.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sale and Leaseback Transaction” means any arrangement pursuant to which any Consolidated Party, directly or indirectly, becomes liable as lessee, guarantor or other surety with respect to any lease, whether an operating lease or a capital lease, of any property (a) which such Consolidated Party has sold or transferred (or is to sell or transfer) to a Person which is not a Consolidated Party or (b) which such Consolidated Party intends to use for substantially the same purpose as any other property which has been sold or transferred (or is to be sold or transferred) by such Consolidated Party to another Person which is not a Consolidated Party in connection with such lease.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Borrower and any Cash Management Bank.

“Secured Hedge Agreement” means any interest rate Swap Contract permitted under Article VI or VII that is entered into by and between any Borrower and any Hedge Bank.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the L/C Issuer, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Principal Borrower and its Subsidiaries as of that date determined in accordance with GAAP.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Principal Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Sublimit” means, as of any date of determination, an amount equal to the lesser of (a) $10,000,000 and (b) the Aggregate Revolving Commitments as of such date.  The Swing Line Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments and only Lenders holding Revolving Credit Commitments shall participate in exposure related to the Swing Line Loans.

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including Sale and

Leaseback Transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term A Borrowing” means a borrowing consisting of simultaneous Term A Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period, made by each of the Term A Lenders pursuant to Section 2.01(a).

“Term A Commitment” means, as to each Term A Lender, its obligation to make Term A Loans to the Borrowers pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term A Lender’s name on Schedule 2.01 under the caption “Term A Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term A Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Term A Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Term A Commitments at such time ($200,000,000) and (b) thereafter, the aggregate principal amount of the Term A Loans of all Term A Lenders outstanding at such time (including any increases in the Term A Facility that may occur from time to time in connection with the provisions of Section 2.15 hereof).

“Term A Lender” means (a) at any time on or prior to the Closing Date, any Lender that has a Term A Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Term A Loans at such time (including any new Term A Lenders that may enter into the Term A Facility by operation of the provisions of Section 2.15 hereof).

“Term A Loan” means an advance made by any Term A Lender under Section 2.01(a) hereof.

“Term A Note” means a promissory note made by the Borrowers in favor of a Term A Lender evidencing Term A Loans made by such Term A Lender, substantially in the form of Exhibit C-1.

“Threshold Amount” means $10,000,000 with respect to liabilities and obligations that are recourse to the Borrowers or any of their property and $25,000,000 with respect to liabilities and obligations of any Subsidiaries of the Borrowers (provided such liabilities and obligations are non-recourse to the Borrowers (other than customary non-recourse carve-outs)).

“Total Asset Value” means, without duplication, for any period, with respect to the Consolidated Parties on a consolidated basis, the sum of (a) (i) (A) Consolidated EBITDA for the most-recently ended Calculation Period, minus (B) the aggregate amount of Consolidated EBITDA attributable to each real property asset sold or otherwise disposed of during such Calculation Period, minus (C) the aggregate amount of Consolidated EBITDA attributable to each real property asset acquired during the applicable Calculation Period; plus (D) for each real property asset acquired during the first three quarters of such Calculation Period, an amount equal to the Consolidated EBITDA removed pursuant to subclause (C) above, annualized, divided by (ii) the Capitalization Rate with respect to real property assets, plus (b) the acquisition cost of each real property asset acquired during the final quarter of such Calculation Period, plus (c) unrestricted cash and cash equivalents, plus (d) 80% of the book value of land holdings, plus (e) 80% of the book value of construction in progress, plus (f) 80% of the book value of unencumbered mortgage investments, plus (g) the Borrowers’ pro rata share of the forgoing items and components attributable to interests in unconsolidated joint ventures.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans, Swing Line Loans and L/C Obligations.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unused Rate” means a percentage per annum equal to 0.40%.

1.02                         Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)                                  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)                                 In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)                                  Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03                         Accounting Terms.

(a)                                  Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)                                 Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein.

(c)                                  Financial Covenant Calculation Conventions.  Notwithstanding the above, the parties hereto acknowledge and agree that, for purposes of all calculations made under the financial covenants set forth in Section 7.11 (including any calculations required to made on a pro forma basis “Pro Forma Basis”), (i) after consummation of any Disposition or removal of a Borrowing Base Property pursuant to Section 1.10 (A) income statement items (whether income or expense) and capital expenditures attributable to the property disposed of or removed shall, to the extent not otherwise excluded in such income statement items for the Consolidated Parties in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01, be excluded as of the first day of the applicable period and (B) Indebtedness which is retired shall be excluded and deemed to have been retired as of the first day of the applicable period and (ii) after consummation of any acquisition (A) income statement items (whether positive or negative) and capital expenditures attributable to the Person or property acquired shall, to the extent not otherwise included in such income statement items for the Consolidated Parties in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01, be included to the extent relating to any period applicable in such calculations, (B) to the extent not retired in connection with such acquisition, Indebtedness of the Person or property acquired shall be deemed to have been incurred as of the first day of the applicable period, (iii) in connection with any incurrence of Indebtedness, any Indebtedness which is retired in connection with such incurrence shall be excluded and deemed to have been retired as of the first day of the applicable period and (iv) pro forma adjustments may be included to the extent that such adjustments would give effect to items that are (1) directly attributable to the relevant transaction, (2) expected to have a continuing impact on the Consolidated Parties and (3) factually supportable (in the opinion of the Administrative Agent).

(d)                                 Consolidation of Variable Interest Entities.  All references herein to consolidated financial statements of the Principal Borrower and its Subsidiaries or to the determination of any amount for the Principal Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Principal Borrower is required to consolidate pursuant to FASB Interpretation No. 46 — Consolidation of Variable Interest Entities: an interpretation of ARB No. 51 (January 2003) as if such variable interest entity were a Subsidiary as defined herein.

1.04                         Rounding.

Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05                         Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06                         Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.07                         Currency Equivalents Generally.

Any amount specified in this Agreement (other than in Articles II, IX and X) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount thereof in the applicable currency to be determined by the Administrative Agent at such time on the basis of the Spot Rate (as defined below) for the purchase of such currency with Dollars.  For purposes of this Section 1.07, the “Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date of such determination; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

1.08                         Joint and Several Liability of the Borrowers.

(a)                                  Each of the Borrowers is accepting joint and several liability hereunder in consideration of the financial accommodations to be provided by the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of each of the Borrowers to accept joint and several liability for the obligations of each of them.

(b)                                 Each of the Borrowers jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers with respect to the payment and performance of all of the Obligations arising under this Agreement and the other Loan Documents, it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each of the Borrowers without preferences or distinction among them.

(c)                                  If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the obligations hereunder as and when due or to perform any of such obligations in accordance with the terms thereof, then in each such event, the other Borrowers will make such payment with respect to, or perform, such obligation.

(d)                                 The obligations of each Borrower under the provisions of this Section 1.08 constitute full recourse obligations of such Borrower, enforceable against it to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

(e)                                  Except as otherwise expressly provided herein, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of occurrence of any Default or Event of Default (except to the extent notice is expressly required to be given pursuant to the terms of this Agreement), or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by the Administrative Agent and/or Lenders under or in respect of any of the Obligations hereunder, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Agreement.  Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations hereunder, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Administrative Agent and/or Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by the Administrative Agent and/or Lenders in respect of any of the Obligations hereunder, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of such Obligations or the addition, substitution or release, in whole or in part, of any Borrower.  Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or any failure to act on the part of the Administrative Agent and/or Lenders, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder which might, but for the provisions of this Section 1.08, afford grounds for terminating, discharging or relieving such Borrower, in whole or in part, from any of its obligations under this Section 1.08, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the obligations of such Borrower under this Section 1.08 shall not be discharged except by performance and then only to the extent of such performance.  The obligations of each Borrower under this Section 1.08 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any reconstruction or similar proceeding with respect to any Borrower, the Administrative Agent or any Lender.  The joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Borrower, the Administrative Agent or any Lender.

(f)                                    The provisions of this Section 1.08 are made for the benefit of the Administrative Agent and the Lenders and their respective successors and assigns, and may be enforced by any such Person from time to time against any of the Borrowers as often as occasion therefor may arise and without requirement on the part of any Lender first to marshal any of its claims or to exercise any of its rights against any of the other Borrowers or to exhaust any remedies available to it against any of the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations or to elect any other remedy.  Without limiting the generality of the foregoing, each Borrower hereby specifically waives the benefits of N.C. Gen. Stat. §§26-7 through 26-9, inclusive, to the extent applicable.  The provisions of this Section 1.08 shall remain in effect until all the Obligations hereunder shall have been Fully Satisfied.

(g)                                 Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, the obligations of each Borrower (other than the Principal Borrower) hereunder shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provisions of any applicable state law.

1.09                        Appointment of Principal Borrower as Agent for Borrowers.

Each of the Borrowers hereby appoints the Principal Borrower to act as its exclusive agent for all purposes under this Agreement and the other Loan Documents (including, without limitation, with respect to all matters related to the borrowing, repayment and administration of Credit Extensions as described in Articles II and III hereof).  Each of the Borrowers acknowledges and agrees that (a) the Principal Borrower may execute such documents on behalf of all the Borrowers as the Principal Borrower deems appropriate in its sole discretion and each Borrower shall be bound by and obligated by all of the terms of any such document executed by the Principal Borrower on its behalf, (b) any notice or other communication delivered by the Administrative Agent or any Lender hereunder to the Principal Borrower shall be deemed to have been delivered to each of the Borrowers and (c) the Administrative Agent and each of the Lenders shall accept (and shall be permitted to rely on) any document or agreement executed by the Principal Borrower on behalf of the Borrowers (or any of them).  The Borrowers must act through the Principal Borrower for all purposes under this Agreement and the other Loan Documents.  Notwithstanding anything contained herein to the contrary, to the extent any provision in this Agreement requires any Borrower to interact in any manner with the Administrative Agent or the Lenders, such Borrower shall do so through the Principal Borrower.

1.10                        Addition/Removal of Borrowing Base Properties.

(a)                                  The Borrowers may from time to time amend Schedule 1.01(a) to add an additional Real Property that qualifies as a Borrowing Base Property; provided no Real Property shall be included as a Borrowing Base Property in any compliance certificate delivered to the Administrative Agent, on Schedule 1.01(a) or otherwise in any calculation of the Borrowing Base, the Collateral Value Amount, the Mortgageability Amount, or any of the components of the financial covenants set forth in Section 7.11 that refer to “Borrowing Base Properties” unless the Borrowers have delivered to the Administrative Agent the Borrowing Base Deliverables with respect to such Real Property, and each of the Designated Agents have approved in writing (or otherwise been deemed to have been approved) such items and the qualification of such Real Property as a Borrowing Base Property.

(b)                                 Notwithstanding anything contained herein to the contrary, to the extent any property previously-qualifying as a Borrowing Base Property ceases to meet the criteria for qualification as such, such property shall be immediately removed from all financial covenant and Borrowing Base-related calculations contained herein.  Any such property shall immediately cease to be a “Borrowing Base Property” hereunder and that Schedule 1.01(a) attached hereto shall be deemed to have been immediately amended to remove such Real Property from the list of Borrowing Base Properties.

(c)                                  The Borrowers may voluntarily remove any Borrowing Base Property from qualification as such (whether in anticipation of the Disposition or encumbrance thereof or otherwise), if, and to the extent: (i) the Borrowers shall, immediately following such removal, be in compliance (on a Pro Forma Basis) with all of the covenants contained in Article VII of this Agreement and with all Borrowing Base-related limitations on Outstanding Amounts set forth in this Agreement and (ii) that portion of the Collateral Value Amount attributable to the Borrowing Base Property proposed for removal, plus that portion of the Borrowing Collateral Value Amount attributable to all other such assets that have been removed during then-current Facility Year is less than twenty-five percent (25.0%) of the aggregate Collateral Value Amount as of the most recent Determination Date (regardless of whether additional Borrowing Base Properties have been added to the calculation of Collateral Value Amount during the period since such Determination Date).

(d)                                 Upon removal of a Borrowing Base Property, (i) Schedule 1.01(a) shall be immediately amended to remove such Real Property from the list of Borrowing Base Properties; (ii) the Borrowers shall timely deliver a Compliance Certificate with respect to such removal in accordance with the terms of Section 6.03(e) hereof after giving effect to such release; (iii) if and to the extent no Default is then-continuing and the Administrative Agent determines that all information and calculations set forth on such Compliance Certificate are accurate in all material respects, all Liens in favor of the Administrative Agent or the Lender on such Real Property shall be released promptly by the Administrative Agent; and if the applicable Borrower no longer owns any Real Property qualified as a Borrowing Base Property, such Borrower shall no longer be a Borrower hereunder and Schedule 5.13(b) shall be amended to reflect the removal of such Borrower.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01                         The Loans.

(a)                                  The Term A Borrowing.  Subject to the terms and conditions set forth herein, each Term A Lender severally agrees to make a single loan to the Borrowers on the Closing Date in an amount not to exceed such Term A Lender’s Term A Commitment Percentage of the Term A Facility and, to the extent any increase in the Term A Loans is made effective pursuant to Section 2.15 hereof, a single loan to the Borrowers (for each such increase) made as of the Increase Effective Date related to such increase in an amount not to exceed such Term A Lender’s portion of the new Term A Loans.  Each Term A Borrowing shall consist of Term A Loans made simultaneously by the Term A Lenders in accordance with their respective Applicable Percentage of the Term A Facility (as adjusted to reflect any changes in such Applicable Percentages resulting from increases in the Term A Facility resulting from application of Section 2.15 hereof (including any such increase that is to be effective as of such date)).  Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed.  Term A Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.  Notwithstanding anything to the contrary contained herein, no Term A Loan shall be made pursuant to the terms hereof to the extent the making of such Term A Loan would result in the Total Outstandings exceeding the Borrowing Base immediately following the making of such Term A Loan.  Notwithstanding anything contained herein to the contrary, after giving effect to any Term A Loan Borrowing, the Total Outstandings shall not, at any time, exceed the Borrowing Base.

(b)                                 [Intentionally Omitted].

(c)                                  The Revolving Credit Borrowings.  Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans (each such loan, a “Revolving Credit Loan”) to the Borrowers from time to time, on any Business Day during the Availability Period for the Revolving Credit Facility, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, (ii) the aggregate Outstanding

Amount of the Revolving Credit Loans of any Lender, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment and (iii) the Total Outstandings shall not exceed the Borrowing Base.  Within the limits of each Revolving Credit Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01(c), prepay under Section 2.05, and reborrow under this Section 2.01(c).  Revolving Credit Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(d)                                 Pro Rata Allocations.  To the extent the Term A Facility has not been terminated in connection with the conversion referenced in Section 2.16 hereof, each Lender’s Applicable Percentage of the of the total Outstanding Amount of the Term A Loans shall, at all times, be equal to such Lender’s Applicable Percentage with respect to the Revolving Credit Facility.

2.02                         Borrowings, Conversions and Continuations of Loans.

(a)                                  Each Term A Borrowing, each Revolving Credit Borrowing, each conversion of Term A Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrowers’ irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 12:00 noon (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans.  Each telephonic notice by the Borrowers pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Principal Borrower.  Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof.  Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrowers are requesting a Term A Borrowing, a Revolving Credit Borrowing, a conversion of Term A Loans or Revolving Credit Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term A Loans or Revolving Credit Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Borrowers fail to specify a Type of Loan in a Committed Loan Notice or if the Borrowers fail to give a timely notice requesting a conversion or continuation, then the applicable Term A Loans or Revolving Credit Loans shall be made as, or converted to, Eurodollar Rate Loans with an Interest Period of one month.  Any such automatic conversion shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If the Borrowers request a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fail to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.  Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a Eurodollar Rate Loan.

(b)                                 Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage under the applicable Facility of the applicable Term A Loans or Revolving Credit Loans, and if no timely notice of a conversion or continuation is provided by the Borrowers, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a).  In the case of a Term A Borrowing or a Revolving Credit Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 3:00 p.m. on the Business Day specified in the applicable Committed Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrowers in like funds as received by the Administrative Agent either by (i) crediting the account of the Principal Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to the Administrative Agent by the Borrowers; provided, however, that if, on the date a Committed Loan Notice with respect to a Revolving Credit

Borrowing is given by the Borrowers, there are L/C Borrowings outstanding, then the proceeds of such Revolving Credit Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrowers as provided above.

(c)                                  Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan.  During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d)                                 The Administrative Agent shall promptly notify the Borrowers and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrowers and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)                                  After giving effect to all Term A Borrowings, all conversions of Term A Loans from one Type to the other, all continuations of Term A Loans as the same Type, all Revolving Credit Borrowings, all conversions of Revolving Credit Loans from one Type to the other, and all continuations of Revolving Credit Loans as the same Type there shall not be more than five (5) Interest Periods in effect in respect of all Loans hereunder.

2.03                         Letters of Credit.

(a)                                  The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of any of the Borrowers (as requested by the Principal Borrower), and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of any of the Borrowers and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (w) the Total Outstandings shall not exceed the Borrowing Base, (x) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, (y) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit.  Each request by the Borrowers for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrowers that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed and terminated.

(ii)                                  The L/C Issuer shall not issue any Letter of Credit if:

(A)                              subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve (12) months after the date of issuance or last extension, unless the Required Revolving Lenders have approved such expiry date; or

(B)                                the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Credit Lenders have approved such expiry date.

(iii)                               The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A)                              any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B)                                the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C)                                except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000;

(D)                               such Letter of Credit is to be denominated in a currency other than Dollars;

(E)                                 such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(F)                                 a default of any Lender’s obligations to fund under Section 2.03(c) exists or any Lender is at such time an Impacted Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Borrowers or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender.

(iv)                              The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v)                                 The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi)                              The L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b)                                 Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)                                     Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Principal Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Principal Borrower.  Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer:  (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; (H) the Borrower for whom such Letter of Credit is being requested and (I) such other matters as the L/C Issuer may require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the L/C Issuer may require.  Additionally, the Borrowers shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.

(ii)                                  Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from or on behalf of a Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof.  Unless the L/C Issuer has received written notice from any Revolving Credit Lender, the Administrative Agent or any Borrower, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Letter of Credit.

(iii)                               If the Principal Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the L/C Issuer, the Borrowers shall not be required to make a specific request to the L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Credit Lender or the Borrowers that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv)                              Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrowers and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)                                  Drawings and Reimbursements; Funding of Participations.

(i)                                     Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrowers and the Administrative Agent thereof.  Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrowers shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing.  If the Borrowers fail to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Applicable Revolving Credit Percentage thereof.  In such event, the Borrowers shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice).  Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)                                  Each Revolving Credit Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Revolving Credit Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrowers in such amount.  The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii)                               With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrowers shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)                              Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Revolving Credit Percentage of such amount shall be solely for the account of the L/C Issuer.

(v)                                 Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance (other than the L/C Issuer’s gross negligence or willful misconduct in issuing a Letter of Credit hereunder in violation of the requirements of this Section 2.03), including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, any Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrowers of a Committed Loan Notice ).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)                              If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be.  A certificate of the L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d)                                 Repayment of Participations.

(i)                                     At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrowers or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Revolving Credit Percentage thereof in the same funds as those received by the Administrative Agent.

(ii)                                  If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)                                  Obligations Absolute.  The obligation of the Borrowers to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)                                     any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)                                  the existence of any claim, counterclaim, setoff, defense or other right that any Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)                               any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)                              any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v)                                 any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower or any of their Subsidiaries.

The Borrowers shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrowers’ instructions or other irregularity, the Borrowers will promptly (but in any case within one (1) Business Day) notify the L/C Issuer.  The Borrowers shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)                                    Role of L/C Issuer.  Each Lender and each Borrower agrees that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to their use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrowers’ pursuing such rights and remedies as they may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers which the Borrowers prove were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)                                 Cash Collateral.  Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrowers shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations.  Sections 2.05 and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder.  The Borrowers hereby grant to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing.  Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.  If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrowers will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent determines to be free and clear of any such right and claim.  Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse the L/C Issuer.

(h)                                 Applicability of ISP.  Unless otherwise expressly agreed by the L/C Issuer and the Borrowers when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit.

(i)                                     Letter of Credit Fees.  The Borrowers shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears.  If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.  Notwithstanding anything to the contrary contained herein, upon the request of the Required Revolving Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(j)                                     Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.  The Borrowers shall, in connection with the issuance or extension (whether or not pursuant to an automatic extension) of each Letter of Credit, pay directly to the L/C Issuer for its own account a fronting fee for each Letter of Credit equal to the greater of (i) $1,500.00 and (ii) 0.125% times the maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect with respect to such Letter of Credit).  Such fronting fee shall be payable upon issuance or extension of the applicable Letter of Credit.  For the purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  In addition to the foregoing, the Borrowers shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k)                                  Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

2.04                        Swing Line Loans.

(a)                                  The Swing Line.  Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, to make loans (each such loan, a “Swing Line Loan”) to the Borrowers from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Revolving Credit Percentage of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility at such time, (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender at such time, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations at such time, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans at such time shall not exceed such Lender’s Revolving Credit Commitment and (iii) the Total Outstandings shall not exceed the Borrowing Base, and provided further that the Borrowers shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan.  Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04.  Each Swing Line Loan shall bear interest only at a rate based on the Base Rate.  Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Swing Line Loan.

(b)                                 Borrowing Procedures.  Each Swing Line Borrowing shall be made upon the Principal Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day.  Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Principal Borrower.  Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof.  Unless the Swing Line Lender (A) has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (1) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (2) that one or more of the applicable conditions specified in Article IV is not then satisfied, or (B) has, prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing, notified the Borrowers that it has elected, in its discretion, not to fund the requested Swing Line Borrowing, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrowers.  The Swing Line Lender shall not be required to fund any Swing Line Loan to the extent there is a then-existing default of any Lender’s obligations to fund under any provision hereof or any Lender is at such time an Impacted Lender hereunder.

(c)                                  Refinancing of Swing Line Loans.

(i)                                     The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrowers (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Revolving Credit Percentage of the amount of Swing Line Loans then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Revolving Credit Facility and the conditions set forth in Section 4.02.  The Swing Line Lender shall furnish the Borrowers with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent.  Each Revolving Credit Lender shall make an amount equal to its Applicable Revolving Credit Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrowers in such amount.  The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)                                  If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit  Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)                               If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or funded participation in the relevant Swing Line

Loan, as the case may be.  A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)                              Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional (other than the Swing Line Lender’s gross negligence or willful misconduct in advancing a Swing Line Loan hereunder in violation of the requirements of this Section 2.04) and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, any Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02.  No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrowers to repay Swing Line Loans, together with interest as provided herein.

(d)                                 Repayment of Participations.

(i)                                     At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Credit Lender its Applicable Revolving Credit Percentage thereof in the same funds as those received by the Swing Line Lender.

(ii)                                  If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate.  The Administrative Agent will make such demand upon the request of the Swing Line Lender.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)                                  Interest for Account of Swing Line Lender.  The Swing Line Lender shall be responsible for invoicing the Borrowers for interest on the Swing Line Loans.  Until each Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Credit Lender’s Applicable Revolving Credit Percentage of any Swing Line Loan, interest in respect of such Applicable Revolving Credit Percentage shall be solely for the account of the Swing Line Lender.

(f)                                    Payments Directly to Swing Line Lender.  The Borrowers shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05                        Prepayments.

(a)                                  Optional.

(i)                                     Subject to the last sentence of this Section 2.05(a)(i), the Borrowers may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Term A Loans and Revolving Credit Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (1) three (3) Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest

Period(s) of such Loans.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility).  If such notice is given by the Borrowers, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Each prepayment of the Loans related to any Facility pursuant to this Section 2.05(a) shall be applied to the Lenders’ respective Loans under such Facility in accordance with their respective Applicable Percentages in respect of such Facility.

(ii)                                  The Borrowers may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $100,000.  Each such notice shall specify the date and amount of such prepayment.  If such notice is given by the Borrowers, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b)                                 Mandatory.

(i)                                     Equity Issuances.  One hundred percent (100%) of the Net Cash Proceeds received by the Principal Borrower from a Public Offering meeting the conditions in Section 2.16 shall be applied promptly upon (and, in any case, within one (1) Business Day following) receipt thereof, to the prepayment of the Outstanding Amount of the Loans and any L/C Borrowings.  Prepayments made pursuant to this clause (b)(i) shall be applied first to the Outstanding Amount under the Term A Facility and then to the Revolving Credit Facility on a pro rata basis based on the Outstanding Amount with respect each such Facility as of the date of such prepayment; provided, however, that the Borrowers shall not be required to reduce the Outstanding Amount to an amount less than the NY Maximum Principal Amount as a result of such prepayment (provided, further, that any excess Net Cash Proceeds resulting from the application of this proviso shall, first, be used to Cash Collateralize any then-existing L/C Borrowings in accordance with the provisions of this clause (b)(i) and second, be retained by the Borrowers as working capital.  Prepayments of the Term A Facility made pursuant to this Section 2.05(b)(i) shall permanently reduce availability under the Term A Facility (subject to subsequent increases in such Facility pursuant to the terms of Section 2.15 hereof); provided, that any portion of the Term A Facility which is prepaid as a result of the application of this Section 2.05(b)(i) (the “Convertible Term A Prepaid Principal”) shall be converted to Revolving Credit Commitments pursuant to and in accordance with the provisions of Section 2.16.  Prepayments of the Revolving Credit Facility made pursuant to this Section 2.05(b)(i), first, shall be applied ratably to the outstanding L/C Borrowings and the Swing Line Loans, second, shall be applied ratably to the outstanding Revolving Credit Loans, and, third, shall be used to Cash Collateralize the remaining L/C Obligations; provided, however, that the Borrowers shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(i) unless after the prepayment in full of the outstanding Revolving Credit Loans and Swing Line Loans the L/C Obligations exceed the Letter of Credit Sublimit and then, only such excess.

(ii)                                  Aggregate Revolving Credit Commitments.   If for any reason the Total Revolving Credit Outstandings at any time exceed the Aggregate Revolving Commitments then in effect, the Borrowers shall immediately prepay Revolving Credit Loans or Swing Line Loans and/or Cash Collateralize the L/C Obligations (such allocation of prepayments to be in the discretion of the Borrowers) in an aggregate amount equal to such excess; provided, however, that the Borrowers shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(i) unless after the prepayment in full of the Revolving Credit Loans and Swing Line Loans the L/C Obligations exceed the Letter of Credit Sublimit and then, only such excess.

(iii)                               Total Outstandings.  If for any reason the Total Outstandings as of any date of determination exceed the Borrowing Base as of such date, the Borrowers shall immediately prepay the

Term A Loans, Revolving Credit Loans or Swing Line Loans and/or Cash Collateralize the L/C Obligations (such allocation of prepayments to be in the discretion of the Borrowers) in an aggregate amount equal to such excess; provided, however, that the Borrowers shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(iii) unless after the prepayment in full of the Term A Loans, Revolving Credit Loans and Swing Line Loans the remaining L/C Obligations exceed the Letter of Credit Sublimit and then, only such excess.

2.06                        Termination or Reduction of Commitments.

(a)                                  Optional.  The Borrowers may, upon notice to the Administrative Agent, terminate the Revolving Credit Facility, the Letter of Credit Sublimit or the Swing Line Sublimit, or from time to time permanently reduce the Revolving Credit Facility, the Letter of Credit Sublimit or the Swing Line Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Borrowers shall not terminate or reduce (A) the Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Outstandings would exceed the Revolving Credit Facility, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, or (C) the Swing Line Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swing Line Loans would exceed the Swing Line Sublimit.

(b)                                 Mandatory.

(i)                                     The then-existing aggregate Term A Commitments shall be automatically and permanently reduced to zero on the date of each Term A Borrowing.

(ii)                                  If after giving effect to any reduction or termination of Revolving Credit Commitments under this Section 2.06, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the Revolving Credit Facility at such time, the Letter of Credit Sublimit or the Swing Line Sublimit, as the case may be, shall be automatically reduced by the amount of such excess.

(c)                                  Application of Commitment Reductions; Payment of Fees.  The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit, Swing Line Sublimit or the Revolving Credit Commitment under this Section 2.06.  Upon any reduction of the Revolving Credit Commitments, the Revolving Credit Commitment of each Revolving Credit Lender shall be reduced by such Lender’s Applicable Revolving Credit Percentage of such reduction amount.  All fees in respect of the Revolving Credit Facility accrued until the effective date of any termination of the Revolving Credit Facility shall be paid on the effective date of such termination.

2.07                        Repayment of Loans.

(a)                                  The Borrowers shall repay to the Lenders on the Maturity Date the aggregate principal amount of all Loans outstanding on such date.

(b)                                 The Borrowers shall repay each Swing Line Loan on the earlier to occur of (i) the date five (5) Business Days after such Loan is made, (ii) the Maturity Date and (iii) the date on which any such Swing Line Loan is required to be repaid in order for the Borrowers to remain in compliance with the provisions of Section 2.04 and 2.05(b) hereof.

2.08                        Interest.

(a)                                  Applicable Interest Rates.  Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate for such Facility; (ii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for such Facility; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for the Revolving Credit Facility.

(b)                                 Default Rate Interest; Failure to Make Required Payments; Unpaid Interest.

(i)                                     If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)                                  If any amount (other than principal of any Loan) payable by the Borrowers under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)                               Upon the request of the Required Lenders, while any Event of Default exists, the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv)                              Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)                                  Payment Dates.  Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09                        Fees.  In addition to certain fees described in Sections 2.03(i) and (j):

(a)                                  Revolver Unused Fees.  The Borrowers shall, for each day during the term of this Agreement on which there exist any Revolving Credit Commitments, pay to the Administrative Agent for the account of each Lender holding a Revolving Credit Commitment (in accordance with such Lender’s Applicable Revolving Credit Percentage thereof), an unused fee (the “Revolver Unused Fee”) equal to the Unused Rate times the actual daily amount by which the Aggregate Revolving Credit Commitments exceed the Total Revolving Credit Outstandings (less the amount of any outstanding Swing Line Loans) as of such date.  The Revolver Unused Fee shall accrue at all times during the term of this Agreement on which there exist any Revolving Credit Commitments, including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing on March 31, 2009 (with such initial payment to include such fees commencing from the Closing Date), and on the Maturity Date.  The Revolver Unused Fee shall be calculated quarterly in arrears, based on the applicable daily Unused Rates during each day of such quarter.

(b)                                 Other Fees.

(i)                                     The Borrowers shall pay to BAS and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter; provided, that such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever; and

(ii)                                  the Borrowers shall pay to the Lenders such fees as shall have been separately agreed upon in writing (and approved by the Administrative Agent and BAS) in the amounts and at the times so specified; provided, that such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10                        Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a)                                  All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)                                 If, as a result of any restatement of or other adjustment to the financial statements of the Principal Borrower or for any other reason, the Borrowers or the Lenders determine that (i) the Consolidated Leverage Ratio as calculated by the Principal Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrowers shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrowers under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  This paragraph shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(i) or 2.08(b) or under Article VIII.  The Borrowers’ obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.

2.11                        Evidence of Debt.

(a)                                  The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)                                 In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12                        Payments Generally; Administrative Agent’s Clawback.

(a)                                  General.  All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the

Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.

(b)                                 Payments and Funding by Parties.

(i)                                     Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to Base Rate Loans.  If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)                                  Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrowers prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the L/C Issuer, as the case may be, the amount due.  In such event, if the Borrowers have not in fact made such payment, then each of the Appropriate Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrowers with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)                                  Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)                                 Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Term A Loans and Revolving Credit Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e)                                  Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)                                    Insufficient Funds.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

2.13                        Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of any the Facilities due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of any of the Facilities owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payment on account of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Facilities then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i)                                     if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)                                  the provisions of this Section shall not be construed to apply to (A) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Borrowers or any of their Subsidiaries thereof (as to which the provisions of this Section shall apply).

Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against any Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

2.14                        Maturity Date; Extended Maturity Date.

(a)                                  Initial Maturity Date.   Subject to extension pursuant to the terms and conditions set forth in clause (b) of this Section 2.14 and subject to the provisions of clause (c) of this Section 2.14, the Borrowers shall, on April 24, 2012 (the “Initial Maturity Date”), cause the Obligations (including, without limitation, all outstanding principal and interest on the Loans and Swing Line Loans and all fees, costs and expenses due and owing under the Loan Documents) to be Fully Satisfied.

(b)                                 Extended Maturity Date Option.   Not more than 90 days and not less than 60 days prior to the Initial Maturity Date, the Borrowers may request in writing that the Lenders extend the term of this Agreement (in respect of both the Revolving Credit Facility and the Term A Facility (if not previously terminated)) to April 24, 2013 (the end of such period being the “Extended Maturity Date”).  Each Lender agrees that the Maturity Date for the Facilities shall be extended following such a request from the Borrowers subject to satisfaction of the following terms and conditions:

(i)                                     no Default or Event of Default shall have occurred and be continuing on the date of such extension and after giving effect thereto;

(ii)                                  each of the Borrowing Base Properties shall have been reappraised on or prior to the Existing Maturity Date (but not more than 90 days prior to such date) pursuant to “as-is” FIRREA-compliant MAI appraisals in form, substance and from an appraiser acceptable to the Administrative Agent (such appraisals to be commissioned by the Administrative Agent and paid for by the Borrowers);

(iii)                               the Total Outstandings shall be less than the Borrowing Base, as adjusted in connection with the appraisals obtained pursuant to subclause (ii) above;

(iv)                              the Borrowers shall, at the Existing Maturity Date, pay to the Administrative Agent (for the pro rata benefit of the Lenders based on their respective Aggregate Facility Pro Rata Share as of such date) an extension fee equal to (A) 50.0 basis points, multiplied by (B) the Aggregate Credit Exposures as of such date and shall have paid all other outstanding fees, expenses or other amounts for which the Borrowers are responsible hereunder; and

(v)                                 the Borrowers shall deliver to the Administrative Agent a certificate of each Borrower dated as of the Existing Maturity Date (in sufficient copies for each Lender) signed by a Responsible Officer of each such Borrower (A) certifying and attaching the resolutions adopted by such Borrower approving or consenting to such extension and (B) certifying that, before and after giving effect to such extension, (1) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the Existing Maturity Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.14, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01, and (2) no Default exists.

(c)                                  Notification of Extension.  The Administrative Agent shall notify the Principal Borrower and each of the Lenders of the effectiveness of an extension pursuant to this Section 2.14.

(d)                                 Satisfaction of Obligations Upon Acceleration.  Notwithstanding anything contained herein or in any other Loan Document to the contrary, to the extent any of the Obligations are accelerated pursuant to the terms hereof (including, without limitation, Section 8.02 hereof), the Borrowers shall, immediately upon the occurrence of such acceleration, cause such accelerated Obligations to be Fully Satisfied.

(e)                                  Conflicting Provisions.  This Section shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

2.15                        Increase in Facility.

(a)                                  Request for Increase.  Provided there exists no Default, upon written notice to the Administrative Agent (which shall promptly notify each of the Lenders), the Borrowers may from time to time request an increase in the Revolving Credit Facility and, to the extent not previously terminated in connection with the exercise of the conversion rights referenced in Section 2.16 below, the Term A Facility by an aggregate amount (for all such requests) which causes the Aggregate Credit Exposures hereunder, plus the amount of any then-applicable Convertible Term A Prepaid Principal to equal an amount not greater than $500,000,000; provided that:

(i)                                     any such request for an increase shall be in a minimum amount of $10,000,000;

(ii)                                  subject to the provisions of Section 2.01(d), each Lender shall have the opportunity, pursuant to such notice, to commit to and fund a percentage of such requested increase that is not less than its Applicable Percentage with respect to both any Revolving Credit Facility increase and any increase in the Term A Facility;

 (iii)                            to the extent the Term A Facility has not been terminated in connection with a conversion as provided in Section 2.16 below, any increase in the Facilities pursuant to this Section 2.15 must increase the Aggregate Credit Exposure with respect to each Facility by an equal amount and following conversion as provided in Section 2.16, 100% of any increase pursuant to this Section 2.15 shall be allocated to the Revolving Credit Facility;

(iv)                              no increase in the Facilities pursuant to this Section 2.15 shall be permitted following the Initial Maturity Date; and

(v)                                 the Borrowers may make a maximum of three such requests during the term hereof.

At the time of sending the notice required pursuant to this clause (a), the Borrowers (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Lenders).

(b)                                 Lender Elections.  Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to commit to any requested increase in the Facilities and, if so, whether by an amount equal to, greater than, or less than the amount which corresponds to such Lender’s Aggregate Facility Pro Rata Share of such requested increase; provided, that, as noted above, any increase in a Lender’s Aggregate Facility Pro Rata Share with respect to the Facilities shall be subject to the terms of Section 2.01(d)).  Any Revolving Credit Lender not responding within such time period shall be deemed to have declined to make any additional commitment or funding of the Facilities at such time.

(c)                                  Notification by Administrative Agent; Additional Lenders.  The Administrative Agent shall notify the Borrowers and each Lender of the Lenders’ responses to each request made hereunder.  To achieve the full amount of a requested increase, and subject to the approval of the Administrative Agent, the L/C Issuer and the Swing Line Lender (which approvals shall not be unreasonably withheld), the Borrowers may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

(d)                                 Effective Date and Allocations.  If the one or more of the Facilities are increased in accordance with this Section, the Administrative Agent and the Borrowers shall determine the effective date (each an “Increase Effective Date”) and the final allocation of such increase among the Lenders (provided, that such allocations must be in accordance with the terms of Section 2.01(d)).  The Administrative Agent shall promptly notify the Borrowers and the Lenders of the final allocations of such increase and the Increase Effective Date.

(e)                                  Conditions to Effectiveness of Increase; Funding of Increase.  As a condition precedent to any such increase, the Borrowers shall deliver to the Administrative Agent a certificate of each Borrower dated as of the applicable Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of each such Borrower (i) certifying and attaching the resolutions adopted by such Borrower approving or consenting to such increase, and (ii) certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the Increase Effective Date (after giving effect to any amendments or updates then made to Schedule 1.01(a), 5.10, 5.13(a), 5.13(b) or 5.23), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.15, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 and (B) no Default exists or will exist as a result of the funding of such requested increase.  In addition, the Borrowers shall deliver to the Administrative Agent a Compliance Certificate showing that, on a Pro Forma Basis (assuming effectiveness of the increases and any funding of Loans to occur as of the Increase Effective Date) the Borrowers will be in compliance with the financial covenants contained herein and with the restrictions on the Outstanding Amounts contained herein.  Any increase in the Term A Facility consummated pursuant to this Section 2.15 shall be fully funded by the applicable Lenders as of the Increase Effective Date related thereto in accordance with the terms of this Article II.

(f)                                    Conflicting Provisions.  This Section shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

2.16                        Conversion of Term A Facility Amounts  into Revolving Credit Facility Commitments/Outstandings.

(a)                                  Conditions; Amounts Available for Conversion.  On the Business Day following the establishment of a Public Market for Equity Interests of the Principal Borrower pursuant to a single Public Offering which, in the aggregate, results in Net Cash Proceeds of not less than $150,000,000 and the application of such proceeds in accordance with the terms of Section 2.05(b)(i), 100% of the then-outstanding Term A Loans and 100% of the then-existing Convertible Term A Prepaid Principal shall be automatically converted to Revolving Credit Commitments and (in the case of the funded portion of the Term A Loans being converted) Revolving Credit Loans hereunder, all as provided in this Section 2.16; provided, that, notwithstanding anything to the contrary contained herein, the conversion provided in this Section 2.16 shall, immediately upon the effectiveness thereof, permanently terminate the Term A Facility and permanently reduce to zero the amount of Convertible Term A Prepaid Principal.

(b)                                 Lenders’ Acknowledgements Concerning Conversion Rights.  Each Lender that, from time to time, holds any portion of a Term A Loan hereunder hereby acknowledges and agrees that (i) such Lender’s Term A Loans may be subject to conversion to Revolving Credit Commitments and Revolving Credit Loans pursuant to this Section 2.16; and (ii) to the extent any portion of its Term A Loans are prepaid in connection with Section 2.05(b)(i) hereof, such prepaid portion of its Term A Loans shall constitute contingent Revolving Credit Commitments that may arise in connection with the application of this Section 2.16 (upon which date such Convertible Term A Prepaid Principal shall convert to being Revolving Credit Commitments.

(c)                                  Conversion of Convertible Term A Prepaid Principal.  The allocation among the Lenders of the Revolving Credit Commitments into which such Convertible Term A Prepaid Principal is converted shall be on a pro rata basis based on each such Lender’s share of the aggregate amount of Convertible Term A Prepaid Principal (which share shall be the actual amount of Convertible Term A Prepaid Principal received by each such Lender) existing as of the date of a requested conversion and (ii) such conversion shall result in the converted portion of the Convertible Term A Prepaid Principal being deemed to be unfunded Revolving Credit Commitments of such Lenders (which amounts shall, immediately thereafter, be subject to the provisions of clause (e) below).

(d)                                 Conversion of Term A Loans.  The allocation of among the Lenders of the Revolving Credit Commitments and related Revolving Credit Loans shall be pro rata based on each such Lender’s Applicable Percentage of the then-outstanding Term A Loans (prior to conversion); and (ii) such conversion shall result in the converted portion of the Term A Loans being deemed to be fully funded Revolving Credit Commitments and related Revolving Credit Loans of such Lenders (which amounts shall, immediately thereafter, be subject to the provisions of clause (e) below).

(e)                                  Conversion Mechanics.  The applicable Convertible Term A Prepaid Principal and Term A Loans shall convert to Revolving Credit Commitments hereunder and any amount of such outstanding Term A Loans shall be, commencing as of such conversion date, deemed to be Revolving Credit Loans existing under the Revolving Credit Facility of the same Type and Interest Period as the previously outstanding Term A Loans and shall no longer, commencing as of such conversion date, be considered Term A Loans for purposes hereof.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01                        Taxes.

(a)                                  Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)                                     Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes.  If, however, applicable Laws require the Borrowers or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the Borrowers or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)                                  If the Borrowers or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrowers shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)                                 Payment of Other Taxes by the Borrowers.  Without limiting the provisions of subsection (a) above, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.

(c)                                  Tax Indemnifications.

(i)                                     Without limiting the provisions of subsection (a) or (b) above, the Borrowers shall and do hereby, jointly and severally, indemnify the Administrative Agent, each Lender and the L/C Issuer, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by any Borrower or the Administrative Agent or paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  The Borrowers shall, jointly and severally, and do hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender or the L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this subsection.  A certificate as to the amount of any such payment or liability delivered to the Borrowers by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(ii)                                  Without limiting the provisions of subsection (a) or (b) above, each Lender and the L/C Issuer shall, and does hereby, indemnify the Borrowers and the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrowers or the Administrative Agent) incurred by or asserted against the Borrowers or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender or the L/C Issuer, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or the L/C Issuer, as the case may be, to the Borrowers or the Administrative Agent pursuant to subsection (e).  Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).  The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d)                                 Evidence of Payments.  Upon request by the Borrowers or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrowers or the Administrative Agent to a Governmental Authority as provided in this Section 3.01 the Borrowers shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrowers, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Law to report such payment or other evidence of such payment reasonably satisfactory to the Borrowers or the Administrative Agent, as the case may be.

(e)                                  Status of Lenders; Tax Documentation.

(i)                                     Each Lender shall deliver to the Borrowers and the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrowers or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrowers pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

(ii)                                  Without limiting the generality of the foregoing, if a Borrower is resident for tax purposes in the United States,

(A)                              any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrowers and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(B)                                each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrowers or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(I)                                    executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(II)                                executed originals of Internal Revenue Service Form W-8ECI,

(III)                            executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,

(IV)                            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of any Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of  Internal Revenue Service Form W-8BEN, or

(V)                                executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made.

(iii)                               Each Lender shall promptly (A) notify the Borrowers and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that any Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.

(f)                                    Treatment of Certain Refunds.  Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section, it shall pay to the Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrowers, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agree to repay the amount paid over to any Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower or any other Person.

3.02                        Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all

Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans.  Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.03                        Inability to Determine Rates.

If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrowers and each Lender.  Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.

3.04                        Increased Costs; Reserves on Eurodollar Rate Loans.

(a)                                  Increased Costs Generally.  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or the L/C Issuer;

(ii)                                  subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer); or

(iii)                               impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)                                 Capital Requirements.  If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c)                                  Certificates for Reimbursement.  A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrowers shall be conclusive absent manifest error.  The Borrowers shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                                 Delay in Requests.  Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)                                  Reserves on Eurodollar Rate Loans.  The Borrowers shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrowers shall have received at least ten (10) days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender.  If a Lender fails to give notice ten (10) days prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten (10) days from receipt of such notice.

3.05                        Compensation for Losses.

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)                                  any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)                                 any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrowers; or

(c)                                  any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrowers pursuant to Section 10.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06        Mitigation Obligations; Replacement of Lenders.

(a)           Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or the Borrowers are required to pay any additional amount to any Lender, the L/C Issuer or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be.  The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

(b)           Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrowers may replace such Lender in accordance with Section 10.13.

3.07        Survival.

All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01        Conditions of Initial Credit Extension.

The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)           The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Borrower, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i)                                     executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Principal Borrower;

(ii)                                  a Note executed by each of the Borrowers in favor of each Lender requesting a Note;

(iii)                               a pledge and security agreement, in substantially the form of Exhibit G (together with each other pledge and security agreement and pledge and security agreement supplement delivered pursuant to Section 6.12, in each case as amended, the “Pledge Agreement”), duly executed by each Person required to execute same pursuant to the terms hereof, together with:

(A)          all certificates evidencing any certificated Pledged Interests pledged to the Administrative Agent pursuant to the Pledge Agreement, together with duly executed in blank, undated stock powers attached thereto;

(B)           proper Financing Statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Pledge Agreement, covering the Collateral described in the Pledge Agreement,

(C)           updated searches of Uniform Commercial Code filings in the jurisdiction of organization of each Borrower and each jurisdiction where any Collateral is located or where a filing would need to be made in order to perfect the Administrative Agent’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens,

(D)          duly executed notices of grant of security interest in the form required by the Pledge Agreement as are necessary, as determined by Administrative Agent, to perfect the Administrative Agent’s security interest in the Collateral, duly executed consents as are necessary, as determined by Administrative Agent, to perfect the Administrative Agent’s security interest in the Collateral and evidence of the completion of all other actions, recordings and filings of or with respect to the Pledge Agreement that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created thereby,

(E)           evidence that all other action that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Pledge Agreement has been taken (including receipt of duly executed payoff letters, UCC-3 termination statements and landlords’ and bailees’ waiver and consent agreements);

(iv)                              deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages and leasehold deeds of trust, in substantially the form of Exhibit H (with such changes as may be satisfactory to the Administrative Agent and its counsel to account for local law matters) and covering each of the Borrowing Base Properties existing as of the Closing Date (together with the Assignments of Leases and Rents referred to therein, if any, and each other mortgage delivered pursuant to Section 6.12, in each case as amended, the “Mortgages”), duly executed by the appropriate Borrower, together, in each case, with the Borrowing Base Deliverables related thereto.

(v)                                 copies of the Organization Documents of each Borrower certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Borrower to be true and correct as of the Closing Date;

(vi)                              such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Borrower as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Borrower is a party or is to be a party;

(vii)                           such documents and certifications as the Administrative Agent may reasonably require to evidence that each Borrower is duly organized or formed, and that each Borrower is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(viii)                        a favorable opinion of counsel to the Borrowers, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit F-1 and such other matters concerning the Borrowers and the Loan Documents as the Required Lenders may reasonably request;

(ix)                                a favorable opinion of Administrative Agent-approved local counsel to the Borrowers in each state in which any Borrowing Base Property is located, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit F-2 and such other matters concerning the Borrowers and the Loan Documents as the Required Lenders may request;

(x)            a certificate of a Responsible Officer of each Borrower either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Borrower and the validity against such Borrower of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(xi)           a certificate signed by a Responsible Officer of the Principal Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied and (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(xii)          a business plan and budget of the Principal Borrower and its Subsidiaries on a consolidated basis, including forecasts prepared by management of the Principal Borrower, of consolidated balance sheets and statements of income or operations and cash flows of the Principal Borrower and its Subsidiaries on a quarterly basis for the first year following the Closing Date;

(xiii)         certificates attesting to the Solvency of each Borrower before and after giving effect to the Loan Documents, from its chief financial officer;

(xiv)        certified copies of each employment agreement and other compensation arrangement, in each case, if any, with each officer of any Borrower or any of its Subsidiaries as the Administrative Agent shall request;

(xv)         evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with the certificates of insurance, naming the Administrative Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Borrowers that constitutes Collateral;

(xvi)        a Compliance Certificate (prepared on a Pro Forma Basis) duly certified by the chief executive officer, chief financial officer, treasurer or controller of the Principal Borrower relating to the initial Credit Extension based on the Audited Financial Statements;

(xvii)       certified copies of any agreements then in existence for the sale of assets of the Borrowers after the day of the initial Credit Extension; and

(xviii)      such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuer, the Swing Line Lender or any Lender reasonably may require.

(b)                                 (i) All fees required to be paid to the Administrative Agent and BAS on or before the Closing Date shall have been paid and (ii) all fees required to be paid to the Lenders on or before the Closing Date shall have been paid.

(c)                                  Unless waived by the Administrative Agent, the Borrowers shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Administrative Agent).

(d)                                 The Closing Date shall have occurred on or before April 30, 2009.

(e)           The Lenders shall have completed a due diligence investigation of the Borrowers and their respective Subsidiaries in scope, and with results, satisfactory to the Lenders, and shall have been given such access to the management, records, books of account, contracts and properties of the Borrowers and their respective Subsidiaries and shall have received such financial, business and other information regarding each of the foregoing Persons and businesses as they shall have requested; and no changes or developments shall have occurred, and no new or additional information shall have been received or discovered by the Administrative Agent or the Lenders regarding the Borrowers and their respective Subsidiaries after December 31, 2008 that (A) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or (B) purports to adversely affect the Facilities, and nothing shall have come to the attention of the Lenders during the course of such due diligence investigation to lead them to believe that the Information Memorandum was or has become misleading, incorrect or incomplete in any material respect.

(f)            The Lenders shall approve the forms of Business Management Agreement and Property Management Agreement between the Principal Borrower and Reit Management & Research LLC (collectively, the “Management Agreements”) most-recently delivered to them by the Borrowers on or prior to the date hereof.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02        Conditions to all Credit Extensions.

The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a)           The representations and warranties of the Borrowers contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension (after giving effect to any amendments or updates then made to Schedule 1.01(a), 5.06, 5.09, 5.13(a) and/or 5.13(b)), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01; provided, that in the case of financial statements furnished pursuant to clause (b) of Section 6.01, the representations as to such financial statements are qualified by such financial statements being subject to the absence of footnotes and to normal year end adjustments.

(b)           There shall not have been commenced against any Consolidated Party an involuntary case under any applicable Debtor Relief Law, now or hereafter in effect, or any case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its property or for the winding up or liquidation of its affairs, and such involuntary case or other case, proceeding or other action shall remain undismissed.

(c)           Assuming the effectiveness of the requested Credit Extension, (i) the Total Outstandings as of such date do not exceed the Borrowing Base; and (ii) the Total Revolving Credit Outstandings do not exceed the Aggregate Revolving Commitments.

(d)           No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(e)           The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrowers shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01        Existence, Qualification and Power.

Each Borrower and each of their Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02        Authorization; No Contravention.

The execution, delivery and performance by each Borrower of each Loan Document to which such Borrower is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Borrower’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Borrower is a party or affecting such Person or the properties of such Borrower or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Borrower or its property is subject; or (c) violate any Law, except in each case referred to in clause (b) or (c), to the extent that failure to do so (individually or in the aggregate with any other circumstances) could not reasonably be expected to have a Material Adverse Effect.

5.03        Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Borrower of this Agreement or any other Loan Document, (b) the grant by any Borrower of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for the authorizations, approvals, actions, notices and filings listed on Schedule 5.03, all of which have been duly obtained, taken, given or made and are in full force and effect and any notices and filings required to be given or made in connection with the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents.

5.04        Binding Effect.

This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Borrower that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Borrower, enforceable against each Borrower that is party thereto in accordance with its terms, except to the extent enforcement may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, marshaling, moratorium or other similar laws affecting the enforcement generally of the rights and remedies of creditors and secured parties or the obligations of debtors, and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law).

5.05        Financial Statements; No Material Adverse Effect.

(a)           The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Principal Borrower and the Certain Government Properties (wholly owned by HRPT Properties Trust), as the case may be, as of the date thereof and results of operations, in the case of the Certain Government Properties, for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b)           The Borrowers have no Indebtedness as of the date hereof.

(c)           Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d)           Each delivery hereunder by any Borrower of any financial statements, compliance certificates or other calculations involving pro forma determinations or calculations fairly presents the pro forma financial condition of such Borrower and/or its Subsidiaries (as applicable) as at the date set forth thereon.

(e)           The consolidated and consolidating forecasted balance sheets, statements of income and cash flows of the Principal Borrower and its Subsidiaries delivered pursuant to Section 4.01 or Section 6.01(d) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Principal Borrower’s best estimate of its future financial condition and performance.

(f)            The financial statements delivered pursuant to Section 6.01(a) and (b) have been prepared in accordance with GAAP (except as may otherwise be permitted under Section 6.01(a) and (b)) and present fairly (on the basis disclosed in the footnotes to such financial statements) the consolidated financial condition, results of operations and cash flows of the Consolidated Parties as of such date and for such periods.

5.06        Litigation.

There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrowers after due and diligent investigation, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against any Borrower or any of their Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or (b) except as specifically disclosed in  Schedule 5.06 (the “Disclosed Litigation”), either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect, and there has been no material adverse change in the status, or financial effect on any Borrower or any Subsidiary thereof, of the matters described in Schedule 5.06.

5.07        No Default.

Neither any Borrower nor any Subsidiary thereof is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08        Ownership of Property; Liens; Investments.

(a)           Each Borrower has good record and marketable title in fee simple to, or valid leasehold interests in, all of the Borrowing Base Properties and all other real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each of the Borrowing Base Properties is either wholly owned in fee by a Borrower or ground leased by a Borrower pursuant to a long term ground lease which has been designated as an Approved Ground Lease, in each case subject to no Liens other than Permitted Liens.  To the extent a Borrowing Base Property is leased by a Borrower pursuant to an Approved Ground Lease, (i) such lease is in full force and effect and remains unmodified except to the extent disclosed to the Administrative Agent in writing; (ii) no rights in favor of the applicable Borrower lessee have been waived, canceled or surrendered; (iii) no election or option under such ground lease has been exercised by the Borrower lessee; (iv) all rental and other charges due and payable thereunder have been paid in full (except to the extent such payment is not yet overdue); (v) no Borrower or other Consolidated Party is in default under or has received any notice of default with respect to such Approved Ground Lease; (vi) to the knowledge of the Borrowers, no lessor under such a ground lease is in default thereunder; (vii) a true and correct copy of such ground lease (together with any amendments, modifications, restatements or supplements thereof) has been delivered to the Administrative Agent; and (viii) there exist no adverse claims as to the applicable Borrower’s title or right to possession of the leasehold premises referenced therein.

(b)           Schedule 5.08(b) sets forth a complete and accurate list of all Liens on the property or assets of each Borrower as of the date hereof, showing as of the date hereof the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Borrower or such Subsidiary subject thereto.  The property of each Borrower and each of its Subsidiaries is subject to no Liens, other than Liens set forth on Schedule 5.08(b), and as otherwise permitted by Section 7.01.

(c)           Schedule 5.08(c) sets forth a complete and accurate list of all Investments held by any Borrower on the date hereof, showing as of the date hereof the amount, obligor or issuer and maturity, if any, thereof.

5.09        Environmental Compliance.

(a)           The Borrowers conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrowers have reasonably concluded that, except as specifically disclosed in Schedule 5.09, such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           Except as otherwise set forth in Schedule 5.09, none of the properties currently or to the knowledge of the Borrowers, formerly owned or operated by any Borrowers is listed or, to the knowledge of the Borrowers, proposed for listing on the NPL or on the CERCLIS or any analogous state or local list or is adjacent to any such property, there are no and, to the knowledge of the Borrowers, never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been transported, treated, stored or disposed on any property currently owned or operated by any Borrowers or, to the best of the knowledge of the Borrowers, on any property formerly owned or operated by any Borrowers; or to the knowledge of the Borrowers, there is no friable asbestos or asbestos-containing material on any property currently owned or operated by any Borrowers; and Hazardous Materials have not been transported, released, discharged or disposed of on any property currently or formerly owned or operated by any Borrowers except in compliance with all applicable Environmental Laws and as would otherwise not reasonably be expected to have a Material Adverse Effect.

(c)           Except as otherwise set forth on Schedule 5.09, no Borrower is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Borrowers have been disposed of in a manner not reasonably expected to result in material liability to any Borrowers.

(d)           Except as otherwise set forth on Schedule 5.09, each of the Borrowing Base Properties and all operations at such Borrowing Base Properties are in compliance with all applicable Environmental Laws in all material respects, there is no material violation of any Environmental Law with respect to such Borrowing Base Properties or the businesses located thereon, and there are no conditions relating to such Borrowing Base Properties or the businesses that could reasonably be expected to give rise to material liability under any applicable Environmental Law.

(e)           Except as otherwise set forth on Schedule 5.09, none of the Borrowing Base Properties contains, or has previously contained, any Hazardous Materials at, on or under such Borrowing Base Properties in amounts or concentrations that constitute or constituted a material violation of, or could reasonably be expected to give rise to material liability under, Environmental Laws.

(f)            Except as otherwise set forth on Schedule 5.09, no Borrower has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of its Borrowing Base Properties or the businesses located thereon, nor does any Responsible Officer of any Borrower have knowledge or reason to believe that any such notice will be received or is being threatened.

(g)           No judicial proceeding or governmental or administrative action is pending or, to the best knowledge of the Responsible Officers of the Borrowers, threatened, under any Environmental Law reasonably expected to give rise to a material liability under Environmental Laws to which any Borrower is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Borrowers, the Borrowing Base Properties or, to the knowledge of the Borrowers, the businesses located thereon reasonably expected to give rise to a material liability under Environmental Laws.

5.10        Insurance.

The properties of the Borrowers are, as of the date hereof, insured with financially sound and reputable insurance companies not Affiliates of any Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrowers operate.  The insurance coverage of the Borrowing Base Entities with respect to the Borrowing Base Properties as of the date hereof is outlined as to carrier, policy number, expiration date, type and amount on Schedule 5.10.  All insurance related to the Borrowing Base Properties names the Administrative Agent (for the benefit of the Secured Parties) as additional insured (in the case of liability insurance) or loss payee (in the case of hazard insurance).

5.11        Taxes.

Each of the Borrowers have filed (or other Persons have filed on their behalf) all Federal, state and other material tax returns and reports required to be filed, and have paid (or other Persons have paid on their behalf) all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  There is no proposed tax assessment against any Borrower that would, if made, have a Material Adverse Effect.  No Borrower is party to any tax sharing agreement pursuant to which they would have liability for Taxes of any Person other than the Borrowers.

5.12        ERISA Compliance.

(a)           Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws.  Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrowers, nothing has occurred which would prevent, or cause the loss of, such qualification.  Each of the Borrowers and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)           There are no pending or, to the best knowledge of the Borrowers, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)           (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither any Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither any Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither any Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

5.13        Subsidiaries; Equity Interests; Borrowers.

The corporate capital and ownership structure of the Principal Borrower and its Subsidiaries (as of the most recent update of such schedule in accordance with Section 6.02 hereof) is as described in Schedule 5.13(a).  Set forth on Schedule 5.13(b) is a complete and accurate list (as of the most recent update of such schedule in accordance with Section 6.02 hereof) with respect to each of the direct and indirect Subsidiaries of the Principal Borrower of (i) jurisdiction of organization, (ii) number of ownership interests (if expressed in units or shares) of each class of Equity Interests outstanding, (iii) number and percentage of outstanding ownership interests (if expressed in units or shares) of each class owned (directly or indirectly) by the Principal Borrower and its Subsidiaries, (iv) all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto and (v) an identification of which such Subsidiaries are Borrowers hereunder and which Borrowing Base Properties are owned by each such Borrower.  The outstanding Equity Interests of each such Person is, to the extent applicable depending on the organizational nature of such Person, validly issued, fully paid and non-assessable and is owned by the Principal Borrower or a Subsidiary thereof (as applicable), directly or indirectly, in the manner set forth on Schedule 5.13(b), free and clear of all Liens (other than Permitted Liens or, in the case of the Equity Interests of the Borrowers, statutory Liens or Liens arising under or contemplated in connection with the Loan Documents).  Other than as set forth in Schedule 5.13(b), no Borrower or any Subsidiary thereof has outstanding any securities convertible into or exchangeable for its Equity Interests nor does any such Person have outstanding any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to its Equity Interests.  The copy of the charter of each Borrower and each amendment thereto provided pursuant to Section 4.01(a)(v) is a true and correct copy of each such document, each of which is valid and in full force and effect.

5.14        Margin Regulations; Investment Company Act.

(a)           The Borrowers are not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b)           None of the Principal Borrower, any Person Controlling the Principal Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15        Disclosure.

The Borrowers have disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of their Subsidiaries is subject, and all other matters known to them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Borrower to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.16        Compliance with Laws.

Each Borrower and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17        Intellectual Property; Licenses, Etc.

To the Borrowers’ knowledge, each of the Borrowers own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without any known conflict with the rights of any other Person.  To the best knowledge of the Borrowers, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrowers infringes upon any rights held by any other Person.  No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrowers, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.18        Solvency.

Each Borrower is, individually and together with its Subsidiaries on a consolidated basis, Solvent.

5.19        Casualty, Etc.

None of the Borrowing Base Properties have been affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that has not previously been repaired or that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.20        Labor Matters.

There are no collective bargaining agreements or Multiemployer Plans covering the employees of any Borrower or any of their Subsidiaries as of the Closing Date and neither the Borrowers nor any of their Subsidiaries has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last year (or date of organization if less).

5.21        Collateral Documents.

The provisions of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority and perfected Lien (subject to Liens permitted by Section 7.01) on all right, title and interest of the respective Borrowers in the Collateral described therein.  Except for filings completed prior to the Closing Date and as contemplated hereby and by the Collateral Documents, no filing or other action will be necessary to perfect or protect such Liens.

5.22        REIT Status.

The Principal Borrower is qualified either as a REIT or as a QRS, and each of its Subsidiaries that is a corporation is a QRS.  As of the Closing Date, the Principal Borrower has no Subsidiaries that are taxable REIT subsidiaries, as such term is used in the Code.

5.23        Borrowing Base Properties.

Schedule 1.01(a) (as adjusted from time to time in accordance with the terms hereof) sets forth each of the Borrowing Base Properties and the Borrowing Base Leases as of the date of the last adjustment thereof pursuant to the terms of Section 1.10.  Each Real Property listed on Schedule 1.01(a) fully qualifies as a Borrowing Base Property.

ARTICLE VI

AFFIRMATIVE COVENANTS

Until the Obligations have been Fully Satisfied, the Borrowers shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03, 6.06, 6.07, 6.10, 6.11, 6.12, 6.13, 6.16, 6.18, 6.19 and 6.20) cause each Subsidiary to:

6.01        Financial Statements.

Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)           as soon as available, but in any event within 90 days after the end of each fiscal year of the Principal Borrower (commencing with the fiscal year ended December 31, 2009), a consolidated and consolidating balance sheet of the Consolidated Parties as at the end of such fiscal year, and the related consolidated and consolidating statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, and such consolidating statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of the Principal Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Principal Borrower and its Subsidiaries; and

(b)           as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Principal Borrower (commencing with the fiscal quarter ended June 30, 2009), a consolidated and consolidating balance sheet of the Consolidated Parties as at the end of such fiscal quarter, the related consolidated and consolidating statements of income or operations for such fiscal quarter and for the portion of the Principal Borrower’s fiscal year then ended, and the related consolidated and consolidating statements of changes in shareholders’ equity and cash flows for the portion of the Borrower’s fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of the Principal Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Principal Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and such consolidating statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of the Principal Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Principal Borrower and its Subsidiaries.

As to any information contained in materials furnished pursuant to Section 6.02(d), the Borrowers shall not be separately required to furnish such information under Section 6.01(a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrowers to furnish the information and materials described in Sections 6.01(a) and (b) above at the times specified therein.

6.02        Certificates; Other Information.

Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a)           concurrently with the delivery of the financial statements referred to in Section 6.01(a), (i) a certificate of its independent certified public accountants certifying such financial statements, and (ii) a certificate of its chief financial officer stating that after due inquiry no knowledge was obtained of any Default under the financial covenants set forth herein or, if any such Default shall exist and be continuing, stating the nature and status of such event;

(b)           concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), (i) a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Principal Borrower (which shall include an update to Schedule 1.01(a)), (ii) a copy of management’s discussion and analysis with respect to such financial statements and (iii) operating statements for each of the Borrowing Base Properties for the most-recently ended calendar quarter;

(c)           promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Borrower by independent accountants in connection with the accounts or books of any Borrower or any of their Subsidiaries, or any audit of any of them;

(d)           promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of any Borrower, and copies of all annual, regular, periodic and special reports and registration statements which any Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e)           promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Borrower or of any of their Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(f)            with respect to each Borrowing Base Lease under which the lessee/tenant is the federal government of the United States (or an agency or authority of the federal government of the United States) and under which the named lessor/landlord is a Person other than the Borrower that has executed and delivered the Mortgage with respect to the Real Property subject to such Borrowing Base Lease, use its best efforts to deliver to the Administrative Agent as soon as practicable a Novation Agreement, duly executed and enforceable, from the applicable lessee/tenant under such Borrowing Base Lease evidencing that the transfer of the lessor’s/landlord’s interest in the Borrowing Base Lease to the applicable Borrower is recognized by such lessee/tenant;

(g)           promptly, and in any event within five (5) Business Days after receipt thereof by any Borrower or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Borrower or any Subsidiary thereof;

(h)           not later than five (5) Business Days after receipt thereof by any Borrower, copies of all notices, requests and other documents (including amendments, waivers and other modifications) so received under or pursuant to any instrument, indenture, loan or credit or similar agreement regarding or related to any breach or default by any party thereto or any other event that could materially impair the value of the interests or the rights of any Borrower or otherwise have a Material Adverse Effect and, from time to time upon request by the Administrative Agent, such information and reports regarding such instruments, indentures and loan and credit and similar agreements as the Administrative Agent may request;

(i)            promptly after the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Borrower with respect to a Borrowing Base Property with any Environmental Law or Environmental Permit that could (i) reasonably be expected to have a Material Adverse Effect or (ii) cause any property described in the Mortgages to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law;

(j)            concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), an update to Schedules 5.06, 5.09 or 5.13(a) or (b) to the extent the information provided by any such schedules has changed since the most recent update thereto; provided, that the Borrowers shall, promptly upon the Administrative Agent’s written request therefor, provide any information or materials requested by the Administrative Agent to confirm or evidence the matters reflected in such updated schedules;

(k)           promptly, and in any event within ten (10) Business Days after receipt thereof by any Borrower or any Subsidiary thereof, copies of any new Lease or Lease amendment, restatement, supplement or other modification with respect to any of the then-existing Borrowing Base Properties (and, to the extent requested by the Administrative Agent, an updated Compliance Certificate showing the effect, on a Pro Forma Basis, of such amendment, restatement, supplement or other modification); and

(l)            promptly, such additional information regarding the business, financial, legal or corporate affairs of any Borrower or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Principal Borrower posts such documents, or provides a link thereto on the Principal Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Principal Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrowers shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrowers to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender.  Notwithstanding anything contained herein, in every instance the Borrowers shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent.  Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrowers with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrowers hereby acknowledge that (a) the Administrative Agent and/or BAS will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrowers or their Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Borrowers hereby agree that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, BAS, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrowers or their securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and BAS shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform that is not designated “Public Side Information.”

6.03        Notices.

Promptly notify the Administrative Agent and each Lender:

(a)           of the occurrence of any Default which is then-continuing;

(b)           of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c)           of the occurrence of any ERISA Event;

(d)           of any material change in accounting policies or financial reporting practices by any Borrower or any Subsidiary thereof, including any determination by the Principal Borrower referred to in Section 2.10(b);

(e)           of any voluntary removal or other event or circumstance that results in a Real Property previously-qualifying as a Borrowing Base Property ceasing to qualify as such (provided, that such notification shall be accompanied by an updated Compliance Certificate with calculations showing the effect of such removal on the financial covenants contained herein and on any Borrowing Base-related restrictions on the Outstanding Amounts hereunder); and

(f)            upon the written request of the Administrative Agent following the occurrence of any event or the discovery of any condition which the Administrative Agent or the Required Lenders believe has caused (or could be reasonably expected to cause) the representations and warranties set forth in Section 5.09, insofar as they relate to the Borrowing Base Properties, to be untrue in any material respect, the Borrowers will furnish or cause to be furnished to the Administrative Agent, at the Borrowers’ expense, a report of an environmental assessment of reasonable scope, form and depth, (including, where appropriate, invasive soil or groundwater sampling) by a consultant acceptable to the Administrative Agent as to the nature and extent of the presence of any Hazardous Materials on any Borrowing Base Properties and as to the compliance by any Borrower with Environmental Laws at such Borrowing Base Properties.  If the Borrowers fail to deliver such an environmental report within sixty (60) days after receipt of such written request then the Administrative Agent may arrange for same, and the Borrowers hereby grant to the Administrative Agent and its representatives access to the Borrowing Base Properties to reasonably undertake such an assessment (including, where appropriate, invasive soil or groundwater sampling) provided such access and assessment shall not unreasonably interfere with any tenant or otherwise violate the terms of any Lease.  The reasonable cost of any assessment arranged for by the Administrative Agent pursuant to this provision will be payable by the Borrowers on demand and added to the obligations secured by the Collateral Documents.

Each notice pursuant to Section 6.03 (other than Section 6.03(f)) shall be accompanied by a statement of a Responsible Officer of the Principal Borrower setting forth details of the occurrence referred to therein and stating what action the Borrowers have taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04        Payment of Obligations.

Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien (other than a Permitted Lien) upon its property, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Borrower or such Subsidiary; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, except to the extent the failure to pay or discharge the same could not reasonably be expected to have a Material Adverse Effect.

6.05        Preservation of Existence, Etc.

(a)           Prior to a Public Offering by the Principal Borrower, each Borrower will maintain its legal structure as a single purpose, “bankruptcy remote” entity pursuant to its Organizational Documents in effect on the date of this Agreement;

(b)           preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; provided, however, that the Borrowers and their Subsidiaries may consummate any merger, consolidation, liquidation or dissolution permitted under Section 7.04;

(b)           take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and

(c)           preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06        Maintenance of Properties.

(a)           Maintain, preserve and protect all of its other material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted and make all necessary repairs thereto and renewals and replacements thereof, except, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and

(b)           use the standard of care typical in the industry in the operation and maintenance of its Real Properties and other property.

6.07        Maintenance of Insurance.

Maintain with financially sound and reputable insurance companies not (except to the extent otherwise approved in writing by the Administrative Agent) Affiliates of any Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance.  All insurance related to the Borrowing Base Properties shall name the Administrative Agent (for the benefit of the Secured Parties) as additional insured (in the case of liability insurance) or loss payee (in the case of hazard insurance).

6.08        Compliance with Laws.

Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09        Books and Records.

(a)           Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrowers or such Subsidiary, as the case may be; and

(b)           maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrowers or such Subsidiary, as the case may be.

6.10        Inspection Rights.

(a)           Subject to the rights of tenants, permit the representatives and independent contractors of the Administrative Agent on behalf of the Lenders to visit and inspect any of the Borrowing Base Properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrowers and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrowers; provided, that the Borrowing Base Properties and the applicable records may be inspected pursuant to this provision no more often than once during any calendar year except to the extent a Default is then-continuing.

(b)           Subject to the rights of tenants, permit each of the Lenders and the representatives and independent contractors of each such Lender to visit and inspect any of the Borrowing Base Properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of each such Lender and as often as may be reasonably desired; provided, that any Lender seeking to perform any such visit or inspection shall provide notice of such intention directly to the Administrative Agent (rather than to the Borrowers).  The Administrative Agent shall coordinate the performance of all such visits or inspections by the Lenders and shall provide the Borrowers reasonable advance notice of such visits and inspections and shall schedule such visits and inspection at reasonable times during normal business hours.

Notwithstanding anything contained in this Section 7.10 to the contrary, during the continuance of any Event of Default, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may, subject to the rights of tenants, do any of the foregoing at the expense of the Borrowers at any time during normal business hours and without advance notice.

6.11        Use of Proceeds.

Use the proceeds of the Credit Extensions for general corporate purposes and a one time distribution to the Equity Investor (which may be up to the full amount of the Credit Extensions on the Closing Date) not in contravention of any Law or of any Loan Document.

6.12        Joinder of Additional Borrowers.

(a)           Cause each Subsidiary that is not already a Borrower and that owns any Real Property which the Borrowers wish to treat as a Borrowing Base Property to deliver to the Administrative Agent prior to such Real Property being included in the calculation of the Borrowing Base and treated as a Borrowing Base Property for purposes of the financial covenants contained herein: (i) a Joinder Agreement executed by such Subsidiary, (ii) the items that would have been delivered under Sections 4.01(a)(v), (vi), (vii), (viii) and (x) if such Subsidiary had been a Borrower on the Closing Date and the applicable Real Property were a Borrowing Base Property as of such date and (iii) all documentation and other information that the Administrative Agent or any Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations (provided, that the documentation and information required pursuant to this subclause (iii) shall be provided at least five (5) days prior to the date on which any Real Property owned by the applicable Subsidiary is treated as a Borrowing Base Property);

(b)           cause each Borrowing Base Entity to, at all times, be (i) a wholly-owned Domestic Subsidiary (whether direct or indirect) of the Principal Borrower and (ii) a Borrower hereunder;

provided, upon the addition of any Borrower pursuant to the terms and conditions set forth above, Schedule 5.13(b) attached hereto shall be deemed amended to reflect the addition of such Borrower.

6.13        Compliance with Environmental Laws.

Comply, and cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; obtain and renew all Environmental Permits necessary for its operations and properties, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, to the extent required by and in accordance with the requirements of all Environmental Laws, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided, however, that neither the Borrowers nor any of their Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

6.14        Further Assurances.

Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject any Borrower’s or any of their Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Borrower or any of their Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

6.15        Compliance with Terms of Leaseholds; Approved Ground Lease Matters.

(a)           Make all payments and otherwise perform in all material respects all obligations in respect of all Leases (including the Borrowing Base Leases) related to the Borrowing Base Properties and all other real property to which any Borrower is a party and, with respect to the Borrowing Base Leases and the Approved Ground Leases, keep such Leases in full force and effect and not allow such Leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Administrative Agent of any default by any party with respect to such leases and cooperate with the Administrative Agent in all respects to cure any such default, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

(b)           With respect to any Approved Ground Lease or material easement agreements in favor of such Borrower and related to any Borrowing Base Property (as applicable):

(i)            pay when due the rent and other amounts due and payable thereunder (subject to applicable cure or grace periods);

(ii)           timely perform and observe all of the material terms, covenants and conditions required to be performed and observed by it as tenant thereunder (subject to applicable cure or grace periods);

(iii)          do all things necessary to preserve and keep unimpaired such ground lease or easement agreement and its rights thereunder;

(iv)          not waive, excuse or discharge any of the material obligations of the lessor or other obligor thereunder;

(v)           diligently and continuously enforce the material obligations of the lessor or other obligor thereunder;

(vi)          not do, permit or suffer (i) any act, event or omission which would be likely to result in a default or permit the applicable lessor or other obligor to terminate or exercise any other remedy with respect to the applicable ground lease or easement or (ii) any act, event or omission which, with the giving of notice or the passage of time, or both, would constitute a default or permit the lessor or such other obligor to exercise any other remedy under the applicable agreement;

(vii)         cancel, terminate, surrender, modify or amend any of the provisions of any such ground lease or easement or agree to any termination, amendment, modification or surrender thereof without the prior written consent of the Administrative Agent;

(viii)        deliver to the Administrative Agent all default and other material notices received by it or sent by it under the applicable ground lease or easement agreement;

(ix)           at Administrative Agent’s request, provide to Administrative Agent any information or materials relating to such ground lease or easement agreement and evidencing such Borrower’s due observance and performance of its obligations thereunder;

(x)            not permit or consent to the subordination of such ground lease or easement agreement to any mortgage or other leasehold interest of the premises related thereto;

(xi)           execute and deliver (to the extent permitted to do so under such ground lease or easement agreement), upon the request of the Administrative Agent, any documents, instruments or agreements as may be required to permit the Administrative Agent to cure any default under such ground lease or easement agreement;

(xii)          provide to Administrative Agent written notice of its intention to exercise any option or renewal or extension rights with respect to such ground lease or easement at least thirty (30) days prior to the expiration of the time to exercise such right or option and, upon the direction of the Administrative Agent, duly exercise any renewal or extension option with respect to any such ground lease or easement (provided, that Borrower and each Borrower hereby appoints the Administrative Agent its attorney-in-fact, coupled with an interest, to execute and deliver, for and in the name of such Person, all instruments, documents or agreements necessary to extend or renew any such ground lease or easement;

(xiii)         not treat, in connection with the bankruptcy or other insolvency proceedings of any ground lessor or other obligor, any ground lease or easement agreement as terminated, cancelled or surrendered pursuant to the Bankruptcy Code without the Administrative Agent’s prior written consent;

(xiv)        in connection with the bankruptcy or other insolvency proceedings of any ground lessor or other obligor, ratify the legality, binding effect and enforceability of the applicable ground lease or easement agreement within the applicable time period therefore in such proceedings, notwithstanding any rejection by such ground lessor or obligor or trustee, custodian or receiver related thereto;

(xv)         provide to the Administrative Agent not less than thirty (30) days prior written notice of the date on which the applicable Borrower shall apply to any court or other governmental authority for authority or permission to reject the applicable ground lease or easement agreement in the event that there shall be filed by or against any Borrower any petition, action or proceeding under the Bankruptcy Code or any similar federal or state law; provided, that the Administrative Agent shall have the right, but not the obligation, to serve upon the applicable Borrower within such thirty (30) day period a notice stating that (A) the Administrative Agent demands that such Borrower assume and the assign the relevant ground lease or easement agreement to the Administrative Agent subject to an in accordance with the Bankruptcy Code and (B) the Administrative Agent covenants to cure or provide reasonably adequate assurance thereof with respect to all defaults susceptible of being cured by the Administrative Agent and of future performance under the applicable ground lease or easement agreement; provided, further, that if the Administrative Agent serves such notice upon the applicable Borrower, such Borrower shall not seek to reject the applicable agreement and shall promptly comply with such demand;

(xvi)        permit the Administrative Agent (at its option), during the continuance of any Event of Default, to (i) perform and comply with all obligations under the applicable ground lease or easement agreement; (ii) do and take such action as the Administrative Agent deems necessary or desirable to prevent or cure any default by such Borrower under such ground lease or easement agreement and (iii) enter in and upon the applicable premises related to such ground lease or easement agreement to the extent and as often as the Administrative Agent deems necessary or desirable in order to prevent or cure any default under the applicable ground lease or easement agreement;

(xvii)       in the event of any arbitration, court or other adjudicative proceedings under or with respect to any such ground lease or easement agreement, permit the Administrative Agent (at its option) to exercise all right, title and interest of the applicable Borrower in connection with such proceedings; provided, that (i) Borrower and each other Borrower hereby irrevocably appoint the Administrative Agent as their attorney-in-fact (which appointment shall be deemed coupled with an interest) to exercise such right, interest and title and (ii) the Borrowers shall bear all costs, fees and expenses related to such proceedings; provided, further, that each Borrower hereby further agrees that the Administrative Agent shall have the right, but not the obligation, to proceed in respect of any claim, suit, action or proceeding relating to the rejection of any of the ground leases or easement agreements referenced above by the relevant ground lessor or obligor as a result of bankruptcy or similar proceedings (including, without limitation, the right to file and prosecute all proofs of claims, complaints, notices and other documents in any such bankruptcy case or similar proceeding); and

(xviii)      deliver to the Administrative Agent (or, subject to the requirements of the subject ground lease, cause the applicable lessor or other obligor to deliver to the Administrative Agent) an estoppel certificate in relation to such ground lease or easement agreement in form and substance acceptable to the Administrative Agent, in its discretion, and, in any case, setting forth (A) the name of lessee and lessor under the ground lease (if applicable); (B) that such ground lease or easement agreement is in full force and effect and has not been modified except to the extent Administrative Agent has received notice of such modification; (C) that no rental and other payments due thereunder are delinquent as of the date of such estoppel; and (D) whether such Person knows of any actual or alleged defaults or events of default under the applicable ground lease or easement agreement;

provided, that each Borrower hereby agrees to execute and deliver to Administrative Agent, within ten (10) days of any request therefor, such documents, instruments, agreements, assignments or other conveyances reasonably requested by the Administrative Agent in connection with or in furtherance of any of the provisions set forth above or the rights granted to the Administrative Agent in connection therewith.

6.16        Lien Searches.

Promptly following receipt of the acknowledgment copy of any financing statements filed under the Uniform Commercial Code in any jurisdiction by or on behalf of the Secured Parties, deliver to the Administrative Agent completed requests for information listing such financing statement and all other effective financing statements filed in such jurisdiction that name any Borrower as debtor, together with copies of such other financing statements.

6.17        Material Contracts.

Perform and observe all the material terms and provisions of each Material Contract to be performed or observed by it, except to the extent the failure to so perform or observe would not have a Material Adverse Effect.

6.18        Collateral Matters.

(a)           Cause (i) all Real Property interests related to the Borrowing Base Properties, (ii) all personal property (including, without limitation, any and all construction drawings, construction plans and architectural renderings relating thereto) owned by the Borrowers and relating to any Borrowing Base Properties (other than vehicles subject to certificates of title) and (iii) all of the Pledged Interests to, in each case, be subject at all times to first priority, perfected and, in the case of the Real Property interest in each Borrowing Base Property (whether leased or owned), title insured Liens in favor of the Administrative Agent to secure the Obligations pursuant to the terms and conditions of the Collateral Documents or, with respect to any such property acquired subsequent to the

Closing Date, such other additional security documents as the Administrative Agent shall request, subject in any case only to Permitted Liens;

(b)           with respect to any Collateral described in the foregoing clause (a), deliver such other documentation as the Administrative Agent may request in connection with the foregoing, including, without limitation, appropriate UCC-1 financing statements, real estate title insurance policies, surveys, environmental reports, landlord’s waivers, certified resolutions and other organizational and authorizing documents of such Person, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and the perfection of the Administrative Agent’s Liens thereunder) and other items of the types required to be delivered pursuant to Section 4.01(a)(viii) or (ix), all in form, content and scope satisfactory to the Administrative Agent and

(c)           indemnify and/or reimburse (as applicable) the Administrative Agent for any and all costs, expenses, losses, claims, fees or other amounts paid or incurred by the Administrative Agent to the extent paid or incurred in connection with the filing or recording of any documents, agreement or instruments related to the Collateral, the protection of any of the Collateral, its rights and interests therein or any Borrower’s underlying rights and interests therein or the enforcement of any of its other rights with respect to the Collateral; provided, that the reimbursement and indemnity obligations set forth in this clause (c) shall be in addition to and in furtherance of all other reimbursement or indemnity obligations of the Borrowers referenced herein or in any other Loan Document.

6.19        Insurance.

(a)           Obtain and maintain, with respect to each Borrowing Base Property, at their sole expense the following:

(i)            property insurance with respect to all insurable property located at or on or constituting a part of such Borrowing Base Property, against loss or damage by fire, lightning, windstorm, explosion, hail, tornado and such additional hazards as are presently included in “Special Form (also known as “all-risk”) coverage and against any and all acts of terrorism and such other insurable hazards as the Administrative Agent may require, in an amount not less than 100% of the full replacement cost, including the cost of debris removal, without deduction for depreciation and sufficient to prevent the applicable Borrower and its Subsidiaries and the Administrative Agent from becoming a coinsurer, such insurance to be in “builder’s risk” completed value (non-reporting) form during and with respect to any construction on or with respect to such Borrowing Base Property;

(ii)           if and to the extent any portion of any of the improvements are, under the Flood Disaster Protection Act of 1973 (“FDPA”), as it may be amended from time to time, in a Special Flood hazard Area, within a Flood Zone designated A or V in a participating community, a flood insurance policy in an amount required by the Administrative Agent, but in no event less than the amount sufficient to meet the requirements of applicable law and the FDPA, as such requirements may from time to time be in effect;

(iii)          general liability insurance, on an “occurrence” basis, against claims for “personal injury” liability, including bodily injury, death or property damage liability, for the benefit of the applicable Borrower as named insured and the Administrative Agent as additional insured;

(iv)          statutory workers’ compensation insurance with respect to any work on or about such Borrowing Base Property (including employer’s liability insurance, if required by the Administrative Agent), covering all employees of the applicable Borrower and/or its applicable Subsidiary(ies) and any contractor;

(v)           if there is a general contractor, commercial general liability insurance, including products and completed operations coverage, and in other respects similar to that described in clause (iv) above, for the benefit of the general contractor as named insured and the Borrower or its applicable Subsidiary(ies) and the Administrative Agent as additional insureds, in addition to statutory workers’ compensation insurance with respect to any work on or about the Premises (including employer’s liability insurance, if required by the Administrative Agent), covering all employees of the general contractor and any contractor; and

(vi)                              such other insurance (and related endorsements) as may from time to time be required by the Administrative Agent (including but not limited to soft cost coverage, automobile liability insurance, business interruption insurance or delayed rental insurance, boiler and machinery insurance, earthquake insurance (if then customarily carried by owners of premises similarly situated), wind insurance, sinkhole coverage, and/or permit to occupy endorsement) and against other insurable hazards or casualties which at the time are commonly insured against in the case of premises similarly situated, due regard being given to the height, type, construction, location, use and occupancy of buildings and improvements.

(b)                                 All insurance policies obtained by any Borrower with respect to or in connection with any Borrowing Base Property shall be issued and maintained by insurers, in amounts, with deductibles, limits and retentions, and in forms satisfactory to the Administrative Agent, and shall require not less than thirty (30) days’ prior written notice to the Administrative Agent of any cancellation or any change of coverage.

(c)                                  All insurance companies providing coverage pursuant to clause (a) of this Section 6.19 or any other general coverage required pursuant to any Loan Documents must be licensed to do business in the state in which the applicable Borrowing Base Property is located and must have an A.M. Best Company financial and performance ratings of A-:IX or better.

(d)                                 All insurance policies maintained, or caused to be maintained, by any Borrower or its applicable Subsidiary(ies) with respect to any Borrowing Base Property, except for general liability insurance, shall provide that each such policy shall be primary without right of contribution from any other insurance that may be carried by such Borrower or its applicable Subsidiary(ies) or the Administrative Agent and that all of the provisions thereof, except the limits of liability, shall operate in the same manner as if there were a separate policy covering each insured.

(e)                                  If any insurer which has issued a policy of title, hazard, liability or other insurance required pursuant to this Section 6.19 or any other provision of any Loan Document becomes insolvent or the subject of any petition, case, proceeding or other action pursuant to any debtor relief law, or if in Administrative Agent’s opinion the financial responsibility of such insurer is or becomes inadequate, such Borrower or its applicable Subsidiary(ies) shall, in each instance promptly upon its discovery thereof or upon the request of the Administrative Agent therefor, and at such Borrower’s or its applicable Subsidiary(ies)’s expense, promptly obtain and deliver to the Administrative Agent a like policy (or, if and to the extent permitted by the Administrative Agent, acceptable evidence of insurance) issued by another insurer, which insurer and policy meet the requirements of this Section 6.19 or any other provision of any Loan Document, as the case may be.

(f)                                    Without limiting the discretion of the Administrative Agent with respect to required endorsements to insurance policies, all such policies for loss of or damage to any Borrowing Base Property shall contain a standard mortgagee clause (without contribution) naming the Administrative Agent as mortgagee with loss proceeds payable to the Administrative Agent notwithstanding (i) any act, failure to act or negligence of or violation of any warranty, declaration or condition contained in any such policy by any named or additional insured; (ii) the occupation or use of such Borrowing Base Property for purposes more hazardous than permitted by the terms of any such policy; (iii) any foreclosure or other action by the Administrative Agent under the Loan Documents; or (iv) any change in title to or ownership of such Borrowing Base Property or any portion thereof, such proceeds to be held for application as provided in the Loan Documents.

(g)                                 The originals of each initial insurance policy (or to the extent permitted by the Administrative Agent, a copy of the original policy and such evidence of insurance as may be acceptable to the Administrative Agent) shall be delivered to the Administrative Agent at the time of execution of the applicable Mortgage, with all premiums fully paid current, and each renewal or substitute policy (or evidence of insurance) shall be delivered to the Administrative Agent, with all premiums fully paid current, at least ten (10) business days before the termination of the policy it renews or replaces.  The applicable Borrower or its applicable Subsidiary(ies) shall pay all premiums on policies required hereunder as they become due and payable and promptly deliver to the Administrative Agent evidence satisfactory to the Administrative Agent of the timely payment thereof.

(h)                                 If any loss occurs at any time when the applicable Borrower or its applicable Subsidiary(ies) has failed to perform the covenants and agreements set forth in this Section 6.19 with respect to any insurance payable because of loss sustained to any part of the Premises whether or not such insurance is required by the Administrative Agent, then the Administrative Agent shall nevertheless be entitled to the benefit of all insurance covering the loss and held by or for the applicable Borrower or its applicable Subsidiary(ies), to the same extent as if it had been made payable to the Administrative Agent.

(i)                                     Upon any foreclosure of any Mortgage or transfer of title to all or any portion of any Borrower Base Property in extinguishment of the whole or any part of the Obligations, all of the applicable Borrower’s or its applicable Subsidiary(ies)’s right, title and interest in and to the insurance policies referred to in this Section 6.19 with respect to such Borrowing Base Property (including unearned premiums) and all proceeds payable thereunder shall thereupon vest in the purchaser at foreclosure or other such transferee, to the extent permissible under such policies.

(j)                                     During the continuance of any Event of Default, the Administrative Agent shall have the right (but not the obligation) to make proof of loss for, settle and adjust any claim under, and receive the proceeds of, all insurance for loss of or damage to any Borrowing Base Property, regardless of whether or not such insurance policies are required by the Administrative Agent, and the reasonable expenses incurred by the Administrative Agent in the adjustment and collection of insurance proceeds shall be a part of the Obligations and shall be due and payable to the Administrative Agent on demand.  The Administrative Agent shall not be, under any circumstances, liable or responsible for failure to collect or exercise diligence in the collection of any of such proceeds or for the obtaining, maintaining or adequacy of any insurance or for failure to see to the proper application of any amount paid over to any Borrower or its applicable Subsidiary(ies).  Any such proceeds received by the Administrative Agent shall, after deduction therefrom of all reasonable expenses actually incurred by the Administrative Agent, including attorneys’ fees, at the Administrative Agent’s option be (i) released to the applicable Borrower or its applicable Subsidiary(ies), or (ii) applied (upon compliance with such terms and conditions as may be required by the Administrative Agent ) to repair or restoration, either partly or entirely, of the Borrowing Base Property so damaged, or (iii) applied to the payment of the Obligations in such order and manner as the Administrative Agent, in its sole discretion, may elect, whether or not due (provided, that to the extent any such proceeds are applied to any portion of the outstanding principal or interest on any of the Loans, such proceeds shall be applied to all Outstanding Amounts on any Loans pro rata based on the Total Outstandings).  In any event, the unpaid portion of the Obligations shall remain in full force and effect and the payment thereof shall not be excused.

(k)                                  Each Borrower and its applicable Subsidiary(ies) shall at all times comply in all material respects with the requirements of the insurance policies required hereunder and of the issuers of such policies and of any board of fire underwriters or similar body as applicable to or affecting any Borrowing Base Property.

6.20                        Updated Appraisals.

Acknowledge and agree that the Administrative Agent shall have the right, in its discretion, to obtain, at the expense of the Borrowers, new or updated “as-is” appraisals with respect to each of the Borrowing Base Properties once during the term hereof (in addition to the re-appraisals that may be required in connection with the exercise of the Extension Option); provided, that such right shall not be exercised during the six month period prior to the Initial Maturity Date except to the extent a Default exists during such period and the Administrative Agent commences to exercise such right during the continuance of such Default.  In addition, to the extent the Administrative Agent initially incurs any costs or expenses related to any new appraisal provided for in this Section 6.20, the Borrower and/or other Borrowers shall reimburse the Administrative Agent upon demand in the amount of such costs or expenses.  Each appraisal obtained pursuant to this Section 6.20 shall be a FIRREA-compliant MAI appraisal otherwise in form and substance and from an appraiser acceptable to the Administrative Agent.  As such appraisals are obtained and approved by the Administrative Agent, such appraisals shall, immediately upon such approval, be used in the determination of the BBP Value of the applicable Borrowing Base Property.

ARTICLE VII

NEGATIVE COVENANTS

Until the Obligations have been Fully Satisfied, the Borrowers shall not, nor shall they permit any Subsidiary to, directly or indirectly:

7.01                        Liens.

(a)                                  Create, incur, assume or suffer to exist any Lien upon any Borrowing Base Property whether now owned or hereafter acquired (except to the extent released as a Borrowing Base Property pursuant to and in accordance with the terms of Section 1.10 hereof) other than the following:

(i)                                     Liens pursuant to any Loan Document;

(ii)                                  Liens existing on the date hereof and listed on Schedule 5.08(b) or Liens existing on the date any Borrowing Base Property is approved as a Borrowing Base Property and which are referenced in the applicable Mortgage Policy for such Borrowing Base Property and any renewals, refinancing or extensions thereof, provided that (A) the amount secured or benefited thereby is not, at any time, increased (except to the extent of (1) any existing unfunded commitments related thereto or (2) any reasonable premium or other reasonable amount paid, together with fees and expenses reasonably incurred in connection with such refinancing) and (B) any Liens under this Section 7.01(a)(ii) which represent due and unpaid obligations of the Borrowers will not, in the aggregate, exceed five percent (5%) of Total Asset Value;

(iii)                               Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(iv)                              statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that such Liens secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established or if such Liens secure the obligations of tenants, licenses or other occupants of any Borrowing Base Property, then the same are not material in amount;

(v)                                 easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(vi)                              the Borrowing Base Leases and such other Leases granted by the Borrowers in the ordinary course of business (to the extent not otherwise prohibited by the terms hereof); and

(vii)                           the interest of the lessor under an Approved Ground Lease and/or interests of licensors or licensees related to the business(es) operated pursuant to the applicable Borrowing Base Leases or other Leases permitted pursuant to the terms hereof.

(b)                                 Create, incur, assume or suffer to exist any Lien upon any of the Equity Interests of any Borrowing Base Entity, other than the following:

(i)                                     Liens pursuant to any Loan Document;

(ii)                                  Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP; and

(iii)                               Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h).

7.02                        Indebtedness.

(a)                                  Create, incur, assume or suffer to exist any Indebtedness of any Borrowing Base Entity, except:

(i)                                     Indebtedness under the Loan Documents;

(ii)                                  Indebtedness in the form of trade payables incurred in the ordinary course of business;

(iii)                               Investments permitted by Section 7.03 hereof that constitute Indebtedness; and

(iv)                              intercompany Indebtedness owed to a Borrower or a wholly-owned Subsidiary of a Borrower, which Indebtedness shall (i) be on terms (including subordination terms) acceptable to the Administrative Agent and (ii) be otherwise permitted under the provisions of Section 7.03; and

(b)                                 create, incur, assume or suffer to exist any other Indebtedness of the Consolidated Parties, except to the extent that such Indebtedness of the Consolidated Parties (other than the Borrowing Base Entities) does not result in a violation of any of the financial covenants set forth in Section 7.11 hereof or any of the other conditions or restrictions set forth herein.

7.03                        Investments.

Make or hold any Investments, except:

(a)                                  Investments held by the Borrowers and their Subsidiaries in the form of Cash Equivalents;

(b)                                 Investments consisting of advances or loans to directors, officers, employees, agents, customers or suppliers in an aggregate principal amount (including Investments of such type set forth in Schedule 5.08(c)) not to exceed $100,000 at any time outstanding; provided, that all such advances must be in material compliance with applicable Laws, including, but not limited to, the Sarbanes-Oxley Act of 2002, as amended;

(c)                                  Investments in any Person which is a Borrower prior to giving effect to such Investment and Investments (whether constituting acquisitions or otherwise) in wholly-owned Subsidiaries of a Borrower (or Persons that will, immediately upon the consummation of such Investment, be wholly-owned Subsidiaries of a Borrower) or in the assets of such Persons, to the extent such Investments are made in Persons or Property relating to the types of businesses which are not prohibited by Section 7.07 hereof;

(d)                                 Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e)                                  Guarantees permitted by Section 7.02;

(f)                                    Investments existing on the date hereof and set forth on Schedule 5.08(c);

(g)                                 Investments in

(i)                                     undeveloped/speculative land (valued at cost for purposes of this clause (g)) with an aggregate value not greater than ten percent (10.0%) of Total Asset Value;

(ii)                                  Investments in Real Properties with respect to which Development Activities are being undertaken by the applicable owner thereof (valued at cost; provided, that all costs and expenses associated with all existing Development Activities (budget to completion) shall be included in determining the aggregate Investment of the Consolidated Parties with respect to such activities) with an aggregate value not greater than ten percent (10.0%) of Total Asset Value;

(iii)                               Real Properties that, as of the date of acquisition, are not subject to a Borrowing Base Lease (valued at book value); and

(iv)                              in non-wholly owned general and limited partnerships, joint ventures and other Persons which are not corporations (valued at book value);

provided, however, that the collective aggregate value of the Investments owned pursuant to items (i) through (iv) above (which such valuation shall include any Investments set forth on Schedule 5.08(c) to the extent such Investments are still owned by a Borrower or Subsidiary) shall not at any time exceed twenty-five percent (25.0%) of Total Asset Value;

(h)                                 Deposits made in the ordinary course of business;

(i)                                     Investments constituting the acquisition of Real Property which are intended to be and subsequently qualified as Borrowing Base Properties within forty-five (45) days of the date of the acquisition thereof (but until qualified as Borrowing Base Properties, such Real Properties shall otherwise, if applicable, be counted toward the bucket set forth in clause (g)(iii) above);

(j)                                     any Investments received in compromise of obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; and

(k)                                  any other Investments in an aggregate amount not to, at any time, exceed $25,000,000, so long as immediately prior to and immediately after making any such Investment, no Default exists or would reasonably be expected to exist, including a Default resulting from a failure to comply with the covenant in Section 7.07.

7.04                        Fundamental Changes.

Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a)                                  (i) any Subsidiary that is not a Borrower may merge with any Borrower or other Person, provided that when any Borrower is merging with a Subsidiary that is not a Borrower, the Borrower shall be the continuing or surviving Person, or (ii) any Borrower may merge with any other Borrower, provided that when any Borrower is merging with the Principal Borrower, the Principal Borrower shall be the continuing or surviving Person;

(b)                                 any Borrower may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to another Borrower or as provided in Section 7.05;

(c)                                  any Subsidiary that is not a Borrower (or required to be a Borrower pursuant to the terms hereof) may dispose of all or substantially all its assets and dissolve or liquidate; and

(d)                                 in connection with any acquisition permitted under Section 7.03, any Subsidiary or any Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that (i) the Person continuing or surviving a merger with a Subsidiary not then a Borrower shall be a wholly owned Subsidiary of a Borrower and (ii) in the case of any such merger to which any Borrower is a party, such Borrower is the continuing or surviving Person; and

(e)                                  so long as no Default has occurred and is continuing or would result therefrom, any Borrower and any of their Subsidiaries may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided, however, that in each case, immediately after giving effect thereto, in the case of any such merger to which a Borrower is a party, a Borrower is the continuing or surviving corporation; and further provided no Borrowing Base Entity may merge into or consolidate with the Principal Borrower.

7.05                        Dispositions.

(a)                                  Unless otherwise permitted under this Section 7.05, make any Dispositions of any assets or Property during the term of this Agreement out of the ordinary course of business unless the Borrowers will be in compliance, on a Pro Forma Basis, with the covenants set forth in Sections 7.01, 7.02, 7.03, and 7.11 of this Agreement and with all restrictions on Outstanding Amounts contained herein; or

(b)                                 notwithstanding anything contained herein to the contrary, make or permit to occur any Dispositions of any material assets (including, without limitation, capital stock or similar ownership interests) if an Event of Default has occurred and is continuing or if such Disposition would reasonably be expected to result in a Default or an Event of Default (unless the Administrative Agent and Required Lenders have approved such Disposition in writing, such consent to be granted or withheld in the discretion of the Administrative Agent and Lenders);

(c)                                  make any other Disposition or enter into any agreement to make any other Disposition, except (in each case, to the extent such Disposition is for no less than fair market value):

(i)                                     Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(ii)                                  Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(iii)                               Dispositions of property by any Subsidiary to a Borrower or to a wholly-owned Subsidiary; provided that if the transferor of such property is a Borrower, the transferee thereof must either be a Borrower; and

(iv)                              Dispositions permitted by Section 7.04;

provided, that (y) this Section 7.05 shall not, in any case, be deemed to prevent each Borrower from leasing and/or subleasing its property and assets, as lessor or sublessor (as the case may be) in the ordinary course of business (in each case, to the extent the Borrowers are, following any such transaction, in compliance, on a Pro Forma Basis with all of the covenants set forth in this Article VII) and (z) the provisions of Section 1.10 shall, to the extent inconsistent with the terms of this Section 7.05, govern Dispositions of Borrowing Base Properties.

7.06                        Restricted Payments.

Permit any Consolidated Party to, directly or indirectly, declare, order, make or set apart any sum for or pay any Restricted Payment, except (a) the Principal Borrower may make the distribution contemplated by Section 6.11, the settlement referred to in Schedule 7.08 and other Restricted Payments in respect of its Equity Interests to the extent not prohibited by Section 7.11(e), (b) each Subsidiary may make Restricted Payments (directly or indirectly) to any Borrower and any other Person that owns any Equity Interests in such Subsidiary, ratably according to their respective holdings of the type of Equity Interests in respect of which such Restricted Payment is being made, and (c) a Borrower may declare and make dividend payments or other distributions payable solely in the Equity Interests of such Person.

7.07                        Change in Nature of Business.

Engage in any material line of business substantially different from the business of acquiring, holding and, when appropriate, disposing of income-producing real property assets that are majority leased to government entities or any business or investments substantially related or incidental thereto, providing investments permitted by Section 7.03(g) shall not be deemed engaging in a material line of business.

7.08                        Transactions with Affiliates.

Enter into any transaction of any kind with any Affiliate of any Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrowers or such Subsidiary as would be obtainable by such Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to the contribution of property and assets to the Principal Borrower by the Equity Investor, the distribution contemplated by Section 6.11 and the other agreements between the Principal Borrower and the Equity Investor described in Schedule 7.08, or to transactions between or among the Borrowers.

7.09                        Burdensome Agreements.

(a)                                  Enter into any Contractual Obligation that encumbers or restricts the ability of any such Person to (i) pay dividends or make any other distributions to any Borrower on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits, (ii) pay any Indebtedness or other obligation owed to any Borrower, (iii) make loans or advances to any Borrower, (iv) sell, lease or transfer any of its property to any Borrower or (v) except in respect of any Consolidated Party which is not a Borrower, (A) pledge its property pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof or (B) act as a Borrower pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (i)-(v)(A) above) for (1) this Agreement and the other Loan Documents, (2) any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien or (3) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 7.05 pending the consummation of such sale.

(b)                                 Enter into any Contractual Obligation containing a Negative Pledge, or requiring the grant of any security for any obligation if such Property is given as security for the Obligations, except (i) in connection with any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien and (ii) pursuant to customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 7.05, pending the consummation of such sale.

7.10                        Use of Proceeds.

Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11                        Financial Covenants.

(a)                                  Consolidated Tangible Net Worth.  Permit Consolidated Tangible Net Worth at any time to be less than the sum of (i) $200,000,000, and (ii) an amount equal to 75% of the aggregate increases in Shareholders’ Equity of the Principal Borrower and its Subsidiaries after the date hereof by reason of the issuance and sale of Equity Interests of the Borrowers or any of their Subsidiaries (other than issuances to the Principal Borrower or a wholly-owned Subsidiary), including upon any conversion of debt securities of the Principal Borrower into such Equity Interests.

(b)                                 Consolidated Leverage Ratio.  Permit the Consolidated Leverage Ratio to, at any time, be greater than 60.0%.

(c)                                  Consolidated Fixed Charge Coverage Ratio.  Permit the Consolidated Fixed Charge Coverage Ratio as of the end of any calendar quarter to be less than 1.65x.

(d)                                 Consolidated Floating Debt Limitation.  The amount of Consolidated Floating Rate Debt (excluding Indebtedness hereunder) shall not, at any time, exceed fifteen percent (15.0%) of the most-recently calculated Total Asset Value.

(e)                                  Distribution Limitation.  Permit, for any given fiscal year of the Consolidated Parties, the aggregate sum of (i) the amount of cash distributions (other than the distribution contemplated by Section 6.11 hereof and the settlement to be completed as described in Schedule 7.08) made by the Consolidated Parties to the holders of their Equity Interests (excluding any such holders of Equity Interests which are Consolidated Parties) during such fiscal year plus (ii) the Adjusted Equity Buyback Amount, to exceed the greater of (1) the FFO Distribution Allowance for such fiscal year or (2) the amount necessary to maintain the status of the Principal Borrower as a REIT that is not subject to income or excise taxation under Sections 857 or 4981 of the Code.

7.12                        Amendments of Organization Documents.

Prior to a Public Offering by the Principal Borrower, amend any of the Principal Borrower’s or any other Borrowing Base Entity’s Organization Documents except in connection with such Public Offering and, in any case, amend any Borrowing Base Entity’s Organization Documents in a manner which is adverse to the Secured Parties without the written consent of the Required Lenders.

7.13                        Accounting Changes.

Make any change in (a) accounting policies or reporting practices, except as required by GAAP, or (b) fiscal year, except with the written consent of the Administrative Agent.

7.14                        Ownership of Subsidiaries.

Notwithstanding any other provisions of this Agreement to the contrary, (a) permit any Person (other than a Borrower) to own any Equity Interests of any Borrowing Base Entity, except to qualify directors where required by applicable law, (b) permit any Borrowing Base Entity to issue or have outstanding any shares of preferred Equity Interests or (c) permit, create, incur, assume or suffer to exist any Lien on any Equity Interests constituting Pledged Interests other than as permitted pursuant to Section 7.01(b).

7.15                        Leases.

Permit any Consolidated Party to enter into, terminate, cancel, amend, restate, supplement or otherwise modify any Lease relating to any Borrowing Base Property except to the extent that the entry into, termination, cancellation, amendment, restatement, supplement or modification is not reasonably likely to, in the aggregate with any other then-existing conditions or circumstances, have a Material Adverse Effect.

7.16                        Sale Leasebacks.

Permit any Consolidated Party to enter into any Sale and Leaseback Transaction with respect to any Borrowing Base Property.

7.17                        Intentionally Omitted.

7.18                        Additional Borrowing Base Property Matters.

Permit (a) any Borrowing Base Property to cease to be wholly owned by a Borrower or ground leased by a Borrower pursuant to an Approved Ground Lease, except in connection with a Disposition completed in accordance with Section 7.05; (b) the existence of any material default or any event of default of a Borrower under any ground lease underlying any Borrower’s ownership of any Borrowing Base Property; (c) any Borrowing Base Property to cease to be encumbered by a first priority perfected Lien (subject only to Permitted Liens) in favor of the Administrative Agent (for the benefit of the Lenders, Administrative Agent and other secured parties referenced herein), except in connection with a Disposition completed in accordance with Section 1.10(d) any Borrowing Base

Property to be subject to any Lien other than a Permitted Lien; or (d) at any time during the term hereof, the number of Real Properties which qualify hereunder as Borrowing Base Properties to, without the written consent of the Designated Agents, be less than fifteen (15).

7.19                        Insurance Proceeds and Condemnation Awards.

(a)                                  In the event of any loss or damage to any portion of any Borrowing Base Property due to fire or other casualty, or any taking of any portion of any Borrowing Base Property by condemnation or under power of eminent domain, the Administration Agent shall have the right, but not the obligation, to settle insurance claims and condemnation claims or awards, unless the loss or damage is less than $1,000,000.00.  If (i) the loss or damage is less than $1,000,000.00, or (ii) the Administrative Agent elects not to settle such claim or award, then the applicable Borrower shall have the right to settle such claim or award without the consent of Lender; provided that (A) such Borrower shall use the proceeds of any claim or award to rebuild or restore the applicable Borrowing Base Property substantially to its condition prior to the casualty or condemnation to the extent permitted by Laws and (B) such Borrower shall provide the Administrative Agent with notice of the casualty or condemnations.  Failure to use the insurance proceeds received directly from the insurance company to rebuild and restore shall constitute an Event of Default.  Notwithstanding the foregoing, provided that the conditions set forth in (A) and (B) above are satisfied and so long as each of the following (1) through (4) is satisfied, the Borrowers shall have the right to settle claims or awards for more than $1,000,000.00, provided that the Administrative Agent shall have the right to settle any claim or award that the Borrowers have not settled on or before one year after the date of such loss or prior to the date of such taking.  If (1) no Event of Default exists under this Agreement or the other Loan Documents; (2) no monetary Event of Default has occurred during the preceding twelve (12) months; (3) the proceeds or awards received by the Administrative Agent, together with any additional funds deposited with the Administrative Agent by the Borrowers, are sufficient, in the Administrative Agent’s reasonable discretion, either to restore the affected Borrowing Base Property substantially to its condition before the casualty or to remedy the condemnation; and (4) the Borrowing Base Property will continue to qualify as a Borrowing Base Property following the completion of any such repairs or restoration, then the Borrowers shall be entitled to use the insurance or condemnation proceeds to rebuild the affected Borrowing Base Property or to remedy the effect of the condemnation, as the case may be.  In all other cases, the Administrative Agent shall have the right (but not the obligation) to collect, retain and apply to the Indebtedness all insurance and condemnation proceeds (after deduction of all expense of collection and settlement, including reasonable attorney and adjusters’ fees and expenses).  Any proceeds remaining after application to the Indebtedness shall be paid by the Administrative Agent to the Borrowers or the party then entitled thereto.

(b)                                 If the Administrative Agent does not elect to or is not entitled to apply casualty proceeds or condemnation awards to the Indebtedness and if the Borrowers are not entitled to settle such claims, all as provided under Section 7.19(a), the Administrative Agent shall have the right (but not the obligation) to settle, collect and retain such proceeds, and after deduction of all reasonable expenses of collection and settlement, including reasonable attorney and adjusters’ fees and expenses, to release the same to the applicable Borrower periodically, provided that such Borrower shall:

(i)                                     expeditiously repair and restore all damage to the portion of the Borrowing Base Property in question resulting from such casualty or condemnation, including completion of the construction if such fire or other casualty shall have occurred prior to completion, so that the Borrowing Base Property continue to qualify as a Borrowing Base Property following such construction; and

(ii)                                  if the casualty proceeds or condemnation awards are, in the Administrative Agent’s reasonable judgment, insufficient to complete the repair and restoration of the buildings, structures and other improvements constituting the Borrowing Base Property as aforesaid, then the Borrowers shall promptly deposit with the Administrative Agent the amount of such deficiency.

Any request by a Borrower for a disbursement by the Administrative Agent of casualty proceeds or condemnation awards by the Borrowers pursuant to this Section 7.19 and the disbursement thereof shall be conditioned upon the Borrowers’ compliance with and satisfaction of the same conditions precedent as would be applicable in connection with construction loans made by institutional lenders for projects similar to the affected Borrowing Base Property, including approval of plans and specifications, submittal of evidence of completion, updated title insurance, lien waivers, and other customary safeguards.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01                        Events of Default.

Any of the following shall constitute an Event of Default:

(a)                                  Non-Payment.  The Borrowers fail to (i) pay when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation or deposit any funds as Cash Collateral in respect of L/C Obligations, or (ii) pay within three (3) days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) pay within five (5) days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)                                 Specific Covenants.  The Borrowers (or any of them) (i) fail to perform or observe (without any cure period other than as may be specifically provided in such provision) any term, covenant or agreement contained in any of Section 6.11, 6.14, 6.18(a) or Article VII (other than Section 7.19 thereof); or (ii) fail to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.05, 6.18(b) or (c) or 7.19 and such failure continues for fifteen (15) days after the earlier of (A) any Borrower’s obtaining knowledge thereof or (B) the delivery of notice from the Administrative Agent; or

(c)                                  Other Defaults.  Any Borrower fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after the earlier of (i) any Borrower’s obtaining knowledge thereof or (ii) the delivery of notice from the Administrative Agent; provided if the Borrowers are using diligent efforts to cure such failure, the Borrowers shall have an additional sixty (60) days to cure any such failure; or

(d)                                 Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)                                  Cross-Default.

(i)                                     Any Borrower or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or

(ii)                                  there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Borrower or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any

Termination Event (as so defined) under such Swap Contract as to which a Borrower or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f)                                    Insolvency Proceedings, Etc.  Any Borrower institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)                                 Inability to Pay Debts; Attachment.  (i) Any Borrower becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

(h)                                 Judgments.  There is entered against any Borrower (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance maintained with financially sound and reputable insurance companies, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)                                     ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) any Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)                                     Invalidity of Loan Documents.  Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Borrower or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Borrower denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k)                                  Change of Control.  There occurs any Change of Control; or

(l)                                     Collateral Documents.  Any Collateral Document after delivery thereof pursuant to Section 4.01 or 6.12 shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien (subject to Liens permitted by Section 7.01) on the Collateral purported to be covered thereby; or

(m)                               REIT or QRS Status.  The Principal Borrower shall, for any reason, lose or fail to maintain its status either as a REIT or a QRS; or

(n)                                 Subordination.  (i)  The subordination provisions of the documents evidencing or governing any Indebtedness subordinated to the Obligations (the “Subordinated Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable subordinated Indebtedness; or (ii) any Borrower shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Subordination Provisions, (B) that the Subordination Provisions exist for the benefit of the Administrative Agent, the Lenders and the L/C Issuer or (C) that all payments of principal of or premium and interest on the applicable subordinated Indebtedness, or realized from the liquidation of any property of any Borrower, shall be subject to any of the Subordination Provisions.

8.02                        Remedies upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)                                  declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)                                 declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)                                  require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d)                                 exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrowers under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03                        Application of Funds.

After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer (including fees and time charges for attorneys who may be employees of any Lender or the L/C Issuer) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations arising under the Loan Documents, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings and Obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Lenders, the L/C Issuer, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.  Each Cash Management Bank or Hedge Bank not a party to the Credit Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE IX

ADMINISTRATIVE AGENT

9.01                        Appointment and Authority.

(a)                                  Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and no Borrower shall have rights as a third party beneficiary of any of such provisions.

(b)                                 The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Borrowers to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.02                        Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any of their Subsidiaries or other

Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03                        Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)                                  shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)                                 shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)                                  shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Principal Borrower, a Lender or the L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04                        Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05                        Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06                        Resignation of Administrative Agent.

The Administrative Agent may, upon thirty (30) days prior written notice to the Lenders, the L/C Issuer and the Borrowers, resign in its capacity as such.  In addition, the Administrative Agent shall resign at the written direction of the Required Lenders to the extent (a) Administrative Agent becomes the subject of a bankruptcy, insolvency, conservatorship, receivership, custodianship or similar proceeding, or (b) the Administrative Agent is shown to be grossly negligent in the performance of its material obligations and/or duties hereunder or to have engaged in willful misconduct in the performance of such obligations and/or duties.  Upon receipt of any such notice of resignation or upon any removal of the Administrative Agent by the Required Lenders, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  In the case of a retiring Administrative Agent, if no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  In the case of the removal of an Administrative Agent by the Required Lenders, such removal shall constitute the immediate termination of such Administrative Agent’s position hereunder and (1) the removed Administrative Agent shall be immediately discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

Any resignation by or removal of Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed L/C Issuer and Swing Line Lender, (ii) the retiring or removed L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring or removed L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

9.07                        Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08                        No Other Duties, Etc.

Anything herein to the contrary notwithstanding, none of the Bookrunners, Designated Agents, Arrangers, Syndication Agents or Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

9.09                        Administrative Agent May File Proofs of Claim.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Borrower, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)                                  to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer or in any such proceeding.

9.10                        Collateral and Guaranty Matters.

Each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)                                  to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments (including any contingent commitments related to any Convertible Term A Prepaid Principal) and payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank of Hedge Bank shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the L/C Issuer shall have been made), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii)  if approved, authorized or ratified in writing in accordance with Section 10.01;

(b)                                 to release any Borrower (other than the Principal Borrower) from its obligations hereunder if such Person ceases to be required to be a Borrower hereunder pursuant to the terms hereof and as a result of a transaction permitted hereunder; and

(c)                                  to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release a Borrower from its obligations hereunder pursuant to this Section 9.10.  In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Borrower such documents as such Borrower may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Borrower from its obligations hereunder, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

9.11                        Secured Cash Management Agreements and Secured Hedge Agreements.

Except as otherwise expressly set forth herein or in any Collateral Document, no Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03, any Collateral by virtue of the provisions hereof or of any Collateral by virtue of the provisions hereof or of any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

ARTICLE X

MISCELLANENOUS

10.01                 Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Borrower therefrom, shall be effective unless in writing signed by the Required Lenders and the Principal Borrower (on behalf of each Borrower) and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)                                  waive any condition set forth in Section 4.01 (other than Section 4.01(b)(i) or (c)), or, in Section 4.02, without the written consent of each Lender;

(b)                                 [intentionally omitted];

(c)                                  extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(d)                                 postpone any date fixed by this Agreement or any other Loan Document for (i) any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment or (ii) any scheduled reduction of any Facility hereunder or under any other Loan Document without the written consent of each Appropriate Lender;

(e)                                  reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document, or change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Applicable Rate that would result in a reduction of any interest rate on any Loan or any fee payable hereunder without the written consent of each Lender entitled to such amount;

(f)                                    change the definitions of the terms “Mortgageability Amount” or “Collateral Value Amount” or the components thereof without the written consent of the Designated Agents and the Required Lenders;

(g)                                 change any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or

(h)                                 (i) release all or substantially all of the Collateral in any transaction or series of related transactions or (ii) release any Borrower (except to the extent otherwise specifically provided herein, including Section 1.10) or any other Person responsible for payment of all or any portion of the Obligations from its obligations under the Loan Documents, without, in either case, the written consent of each Lender;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, the Borrowers may replace such non-consenting Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrowers to be made pursuant to this paragraph).

10.02                 Notices; Effectiveness; Electronic Communications.

(a)                                  Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                                     if to any Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02 (provided, that all communications to the Borrowers may, in any case, be delivered to the Principal Borrower and all such communications delivered to the Principal Borrower shall, in each such case, be deemed to have been delivered to each Borrower); and

(ii)                                  if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b)                                 Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to service of process or to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)                                  The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)                                 Change of Address, Etc.  Each of the Borrowers, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto (provided, that, as noted above in clause (a), all communications to the Borrowers may, in any case, be delivered to the Principal Borrower and all such communications delivered to the Principal Borrower shall, in each such case, be deemed to have been delivered to each Borrower).  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrowers, the Administrative Agent, the L/C Issuer and the Swing Line Lender.  In addition, each Lender agrees to notify the Administrative Agent from time to time promptly obtaining knowledge of any change to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrowers or their securities for purposes of United States Federal or state securities laws.

(e)                                  Reliance by Administrative Agent, L/C Issuer and Lenders.  The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrowers shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03                 No Waiver; Cumulative Remedies; Enforcement.

No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrowers or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Borrower under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04                 Expenses; Indemnity; Damage Waiver.

(a)                                  Costs and Expenses.  The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any outside counsel for the Administrative Agent, any Lender or the L/C Issuer), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or the L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit or (C) in connection with any bankruptcy or insolvency of any Borrower.

(b)                                 Indemnification by the Borrower.  The Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of their Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of their Subsidiaries, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any Borrower’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto and (v) the failure of any of the Borrowers’ representations or warranties to be true and correct in all material respects; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if any Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)                                  Reimbursement by Lenders.  To the extent that any Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the

Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)                                 Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)                                  Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)                                    Survival.  The agreements in this Section shall survive the resignation of the Administrative Agent, the L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05                 Payments Set Aside.

To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06                 Successors and Assigns.

(a)                                  Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 10.06(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)                                     Minimum Amounts.

(A)                              in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under the Facilities and the Loans at the time owing to it under such Facilities or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)                                in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Principal Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)                                  Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned and must, in compliance with the provisions of Section 2.01(d) hereof, be of an equal pro rata share of each Aggregate Credit Exposure of such assigning Lender with respect to each of the Facilities, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans;

(iii)                               Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)                              the consent of the Principal Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B)                                the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Term A Commitment or Revolving Credit Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) any Term A Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;

(C)                                the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D)                               the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility.

(iv)                              Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)                                 No Assignment to Borrower.  No such assignment shall be made to a Borrower or any of the Borrowers’ Affiliates or Subsidiaries.

(vi)                              No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c)                                  Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Participations.  Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or a Borrower or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant.  Subject to subsection (e) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e)                                  Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Principal Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.01(e) as though it were a Lender.

(f)                                    Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)                                 Resignation as L/C Issuer or Swing Line Lender after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Credit Commitment and Revolving Credit Loans pursuant to Section 10.06(b), Bank of America may, (i) upon thirty (30) days’ notice to the Borrowers and the Lenders, resign as L/C Issuer and/or (ii) upon thirty (30) days’ notice to the Borrowers, resign as Swing Line Lender.  In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrowers shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrowers to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be.  If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).  If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).  Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

10.07                 Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.15 or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations, (g) with the consent of the Borrowers or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than a Borrower.

For purposes of this Section, “Information” means all information received from any Borrower or any Subsidiary thereof relating to any Borrower or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by any Borrower or any Subsidiary thereof, provided that, in the case of information received from a Borrower or any such Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning any Borrower or any Subsidiary thereof, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08                 Right of Setoff.

If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent (not to be unreasonably withheld or delayed), to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of any Borrower against any and all of the obligations of any of the Borrowers now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have.  Each Lender and the L/C Issuer agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09                 Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10                 Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11                 Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12                 Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13                 Replacement of Lenders.

If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, if any Lender is a Defaulting Lender or if any other circumstance exists hereunder that gives the Borrowers the right to replace a Lender as a party hereto, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)                                  the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b)                                 such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(c)                                  in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)                                 such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

10.14                 Governing Law; Jurisdiction; Etc.

(a)                                  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)                                 SUBMISSION TO JURISDICTION.  EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH COURTS.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR THEIR PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)                                  WAIVER OF VENUE.  EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)                                 SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15                 Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16                 No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrowers acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and BAS are arm’s-length commercial transactions between the Borrowers and their respective Affiliates, on the one hand, and the Administrative Agent and BAS, on the other hand, (B) each of the Borrowers has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Borrowers is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and BAS each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrowers or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor BAS has any obligation to the Borrowers or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and BAS and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their respective Affiliates, and neither the Administrative Agent nor BAS has any obligation to disclose any of such interests to the Borrowers or any of their respective Affiliates.  To the fullest extent permitted by law, each of the Borrowers hereby waives and releases any claims that it may have against the Administrative Agent and BAS with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17                 Electronic Execution of Assignments and Certain Other Documents.

The words “execution,” “signed,” “signature” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.18                 USA PATRIOT Act.

Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Borrower in accordance with the Act.  The Borrowers shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

10.19                 Time of the Essence.

Time is of the essence with respect the Loan Documents and the transactions contemplated therein.

10.20                 California Judicial Review.

If any action or proceeding is filed in a court of the State of California by or against any party hereto in connection with any of the transactions contemplated by this Agreement or any other Loan Document, (a) the court shall, and is hereby directed to, make a general reference pursuant to California Code of Civil Procedure Section 638 to a referee (who shall be a single active or retired judge) to hear and determine all of the issues in such action or proceeding (whether of fact or of law) and to report a statement of decision, provided that at the option of any party to such proceeding, any such issues pertaining to a “provisional remedy” as defined in California Code of Civil Procedure Section 1281.8 shall be heard and determined by the court, and (b) without limiting the generality of Section 10.04, the Borrowers shall be solely responsible to pay all fees and expenses of any referee appointed in such action or proceeding.

10.21                 LIMITATION OF LIABILITY OF TRUSTEE.

THE AMENDED AND RESTATED DECLARATION OF TRUST OF THE PRINCIPAL BORROWER DATED APRIL 15, 2009, A COPY OF WHICH IS DULY FILED WITH THE DEPARTMENT OF ASSESSMENTS AND TAXATION OF THE STATE OF MARYLAND, PROVIDES THAT THE NAME “GOVERNMENT PROPERTIES INCOME TRUST” REFERS TO THE TRUSTEES UNDER SUCH DECLARATION OF TRUST COLLECTIVELY AS TRUSTEES, BUT NOT INDIVIDUALLY OR

PERSONALLY, AND THAT NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF THE PRINCIPAL BORROWER SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, THE PRINCIPAL BORROWER.  ALL PERSONS DEALING WITH THE PRINCIPAL BORROWER IN ANY WAY SHALL LOOK ONLY TO THE ASSETS OF THE PRINCIPAL BORROWER FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.

10.22                 ENTIRE AGREEMENT.

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

10.23                 SNDA Matters.

Upon any Borrower’s written request, the Administrative Agent shall promptly (and in and any event within thirty (30) days following the Administrative Agent’s receipt of any such request) execute and deliver to any tenant under any Borrowing Base Lease a subordination, non-disturbance and attornment agreement in a form and substance consistent with the reasonable requirements of such Borrowing Base Lease, or, with respect to any Lease which is not a Borrowing Base Lease but which demises not less than 5,000 rentable square feet, in a commercially reasonable form and substance (in either case, (an “SNDA”).  Each of the Lenders hereby appoints the Administrative Agent as the true and lawful attorney of such Lender to execute any such SNDA on their behalf.  If the Administrative Agent fails to either (a) execute and delivery any such SNDA within thirty (30) days after receiving any proposed SNDA for execution or (b) send to the applicable Borrower a written notice specifying the reasons why any proposed SNDA is not acceptable within thirty (30) days after receiving any such proposed SNDA, then the Administrative Agent shall be deemed to have approved such SNDA as so presented and, notwithstanding anything contained herein to the contrary, the tenant for whom such SNDA was requested shall be permitted to rely upon the terms and conditions of such SNDA as if it had been executed and delivered by the Administrative Agent.

10.24                 Sale of 9173 Sky Park Court.

The Lenders acknowledge that (a) the Borrowing Base Property in San Diego California which contains the building having a street address at 9174 Sky Park Court is located on a parcel of land which also contains the building having an address at 9173 Sky Park Court, (b) such Borrowing Base Property is subject to a Building Lease, dated as of April 24, 2009, between Government Properties Income Trust LLC and Hub Properties Trust and Reciprocal Operating Agreement, dated as of April 24, 2009, between Government Properties Income Trust LLC and Hub Properties Trust (collectively, the “Sky Park Documents”), which Sky Park Documents constitute Permitted Liens for all purposes under this Agreement and (c) the Sky Park Documents obligate Government Properties Income Trust LLC to sell to Hub Properties Trust, and Hub Properties Trust to purchase from Government Properties Income Trust LLC, the building and a portion of the land on which 9173 Sky Park Court is located following the separation of the land on which 9173 Sky Park Court is located from the land on which 9174 Sky Park Court is located, all as further described in the Sky Park Documents.  The Lenders agree that, notwithstanding anything contained in this Agreement or the applicable Mortgage to the contrary, in connection with any sale of the land and building having an address at 9173 Sky Park Court from Government Properties Income Trust LLC to Hub Properties Trust in accordance with the terms and conditions of the Sky Park Documents, the Administrative Agent shall promptly execute and deliver any such documents or instruments as Government Properties Income Trust LLC or Hub Properties Trust may request in order to permit the land and building comprising 9173 Sky Park Court to be transferred and conveyed free and clear of the lien of the applicable Mortgage.

10.25                 New York Mortgage Matters.

(a)                                  Notwithstanding anything contained in this Agreement to the contrary, all parties hereto acknowledge and agree that the maximum principal amount secured by one or more Mortgages encumbering a Borrowing Base Property located in the State of New York, whether at execution or which under any contingency may become secured thereby at any time hereafter, shall be the amount for which all applicable taxes due under Article 11 of the New York Tax Law have been paid with respect to such Borrowing Base Property (the “NY Maximum Principal Amount”).  All parties agree that the NY Maximum Principal Amount for the Borrowing Base Property located at 130-138 Delaware Avenue, Buffalo, New York shall initially be $13,300,000.00.  Except as otherwise directed by Principal Borrower, so long as the Total Outstandings remain at least equal to the NY Maximum Principal Amount, any payments and repayments of the Obligations shall not be applied against, or reduce, the principal amount secured by the Borrowing Base Propert(y)(ies) located in the State of New York (the “NY Principal”).  All payments and repayments of NY Principal shall be applied against the amount secured by the Borrowing Base Propert(y)(ies) located in the State of New York as Principal Borrower shall direct.

(b)                                 Provided the applicable Borrower(s) would otherwise be entitled in accordance with the terms of the Loan Documents to receive the release or discharge of a Mortgage encumbering a Borrowing Base Property located in the State of New York, Administrative Agent shall cooperate with any request by Principal Borrower for an assignment (without recourse or representation) to a new lender providing a portion of the funds necessary to obtain such release or discharge.

[remainder of page left intentionally blank – signature pages, schedules and exhibits to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

GOVERNMENT PROPERTIES INCOME TRUST

By:
David M. Blackman
Treasurer and Chief Financial Officer

GOVERNMENT PROPERTIES INCOME TRUST LLC

By:
David M. Blackman
Treasurer and Chief Financial Officer

BANK OF AMERICA, N.A., as Administrative Agent

BY:
NAME:	Michael W. Edwards
TITLE:	Senior Vice President

BANK OF AMERICA, N.A., AS A LENDER, L/C ISSUER AND SWING LINE LENDER

BY:
NAME:	Michael W. Edwards
TITLE:	Senior Vice President

WELLS FARGO BANK, N.A., AS A LENDER

BY:
NAME:	Kimberly A. Dail
TITLE:	Senior Vice President

U.S. BANK NATIONAL ASSOCIATION, AS A LENDER

BY:
NAME:	David Heller
TITLE:	Vice President

MORGAN STANLEY BANK, N.A., AS A LENDER

BY:
NAME:
TITLE:

ROYAL BANK OF CANADA, AS A LENDER

BY:
NAME:	Andrew D. Brown
TITLE:	Authorized Signatory

BY:
NAME:	John Rhinelander
TITLE:	Authorized Signatory

CITICORP NORTH AMERICA INC, AS A LENDER

BY:
NAME:
TITLE:

REGIONS BANK, AS A LENDER

BY:
NAME:
TITLE:

UBS LOAN FINANCE LLC, AS A LENDER

BY:
NAME:
TITLE: